Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

WAFD, INC.

and

EVERBANK FINANCIAL CORP

Dated as of September 6, 2026

TABLE OF CONTENTS

	ARTICLE I

	THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of EverBank Common Stock	2
1.6	Conversion of EverBank Preferred Stock	5
1.7	Dissenting Shares	5
1.8	WaFd Common Stock and WaFd Preferred Stock	5
1.9	Treatment of EverBank Equity Awards	6
1.10	Treatment of WaFd Equity Awards	7
1.11	Articles of Incorporation of Surviving Corporation	8
1.12	Bylaws of Surviving Corporation	8
1.13	Tax Consequences	8
1.14	Bank Merger	8

	ARTICLE II

	EXCHANGE OF SHARES

2.1	WaFd to Make Consideration Available	9
2.2	Exchange of Shares	9

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF EVERBANK

3.1	Corporate Organization	13
3.2	Capitalization	14
3.3	Authority; No Violation	15
3.4	Consents and Approvals	16
3.5	Reports	16
3.6	Financial Statements	17
3.7	Broker’s Fees	18
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	19
3.10	Taxes and Tax Returns	19
3.11	Employees and Employee Benefit Plans.	21
3.12	Compliance with Applicable Law	23
3.13	Certain Contracts	25
3.14	Agreements with Regulatory Agencies	27

-i-

3.15	Derivative Instruments	27
3.16	Environmental Matters	27
3.17	Investment Securities	28
3.18	Real Property	28
3.19	Intellectual Property	26
3.20	Related Party Transactions	30
3.21	Takeover Restrictions	30
3.22	Reorganization	30
3.23	EverBank Information	30
3.24	Loan Portfolio	30
3.25	Insurance	32
3.26	No Other Representations or Warranties	32

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF WAFD

4.1	Corporate Organization	33
4.2	Capitalization	34
4.3	Authority; No Violation	35
4.4	Consents and Approvals	36
4.5	Reports	36
4.6	Financial Statements	37
4.7	Broker’s Fees	39
4.8	Opinion	39
4.9	Absence of Certain Changes or Events	39
4.10	Legal Proceedings	39
4.11	Taxes and Tax Returns	40
4.12	Employees and Employee Benefit Plans	41
4.13	Compliance with Applicable Law	43
4.14	Certain Contracts	45
4.15	Agreements with Regulatory Agencies	47
4.16	Derivative Instruments	47
4.17	Environmental Matters	47
4.18	Investment Securities.	48
4.19	Real Property	48
4.20	Intellectual Property	49
4.21	Related Party Transactions	49
4.22	Takeover Restrictions	49
4.23	Reorganization	49
4.24	WaFd Information	49
4.25	Loan Portfolio	50
4.26	Insurance	51
4.27	Insurance Subsidiary	51
4.28	Investment Advisor Subsidiary	52
4.29	Form S-3 Eligibility	52
4.30	No Other Representations or Warranties	52

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	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	53
5.2	EverBank Forbearances	54
5.3	WaFd Forbearances	57

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	62
6.2	Access to Information	63
6.3	Written Consents	64
6.4	Proxy Statement; WaFd Meeting; No Solicitation by WaFd	64
6.5	No Solicitation by EverBank.	69
6.6	Legal Conditions to Merger	70
6.7	Registration; Stock Exchange Listing	70
6.8	Employee Matters	71
6.9	Indemnification; Insurance	73
6.10	Additional Agreements	74
6.11	Advice of Changes	74
6.12	Dividends	74
6.13	Public Announcements	74
6.14	Change of Method	75
6.15	Takeover Restrictions	75
6.16	Litigation and Claims	75
6.17	Assumption of Debt	75
6.18	Certain Tax Matters	76
6.19	Governance Matters	76
6.20	Certain Finance and Reimbursement Matters	77

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	77
7.2	Conditions to Obligations of WaFd	78
7.3	Conditions to Obligations of EverBank	79

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	80
8.2	Effect of Termination	81

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	ARTICLE IX

	GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	83
9.2	Amendment	83
9.3	Extension; Waiver	83
9.4	Expenses	83
9.5	Notices	83
9.6	Interpretation	85
9.7	Counterparts	86
9.8	Entire Agreement	86
9.9	Governing Law; Jurisdiction	86
9.10	Waiver of Jury Trial	87
9.11	Assignment; Third-Party Beneficiaries	87
9.12	Specific Performance	87
9.13	Severability	88
9.14	Delivery by Electronic Transmission	88
9.15	Privileged Matters; Conflicts Waiver	88
9.16	No Recourse	89
9.17	Release	90

EXHIBITS

Exhibit A – Form of Articles of Amendment for the WaFd Rollover Preferred Stock
Exhibit B – Form of Bylaw Amendment
Exhibit C – Form of Bank Merger Agreement
Exhibit D – Form of Letter of Transmittal
Exhibit E – Form of Written Consent
Exhibit F – Form of Shareholders Agreement

SCHEDULES

EverBank Disclosure Schedule
WaFd Disclosure Schedule

-iv-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	66
Agreement	1
Articles of Merger	2
Audited Financial Statements	17
Bank Merger	8
Bank Merger Agreement	8
Bank Merger Certificates	8
BHC Act	13
Closing	1
Closing Date	2
Code	1
Confidentiality Agreement	29
Continuing Employee	71
Contracting Parties	89
Derivative Transactions	27
DGCL	1
Dissenting Share	4
Effective Time	1
Employee Agreements	71
Enforceability Exceptions	15
Environmental Laws	27
ERISA	21
EverBank	1
EverBank Articles	13
EverBank Benefit Plans	21
EverBank Bylaws	13
EverBank Class A Common Stock	4
EverBank Class B Common Stock	4
EverBank Common Stock	4
EverBank Contract	26
EverBank Diluted Shares	3
EverBank Disclosure Schedule	6
EverBank DSU	7
EverBank Equity Awards	7
EverBank ERISA Affiliate	21
EverBank Indemnified Parties
EverBank Leased Properties	28
EverBank Option	3
EverBank Owned Properties	28
EverBank Preferred Stock	5
EverBank Real Property	28
EverBank Regulatory Agreement	27
EverBank Stockholder Approval	15

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EverBank Subsidiary	13
EverBank Tax Counsel	80
EverBank Tax Opinion	80
EverBank, N.A.	8
Exception Shares	4
Exchange Act	16
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	3
FDIC	13
Federal Reserve Board	16
Financial Statements	17
GAAP	13
Governmental Entity	16
Holder Related Parties	88
Holders	4
Identified Counsel	88
Initial Year of Participation	71
Intellectual Property	29
Interim Financial Statements	17
Investment Advisors Act
Legacy EverBank Directors	76
Legacy WaFd Directors	76
Letter of Transmittal	9
Liens	15
List Date	31
Loan	18
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	62
Merger	1
Merger Consideration	4
Multiemployer Plan	21
Multiple Employer Plan	21
New Certificates	9
New Plans	71
New Welfare Plans	71
Non-Party Affiliates	89
Old Certificate	4
Old Plans	71
Ownership Ratio	3
Permitted Encumbrances	28
Personal Data	23
Proxy Statement	64
Real Property Leases	28
Regulatory Agencies	36
Released Parties	90

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Released Party	90
Releasing Parties	90
Releasing Party	90
Requisite Regulatory Approvals	78
SEC	16
Securities Act	37
Shareholders Agreement	70
Specified Date	80
SRO	16
Subsidiary	13
Surviving Corporation	1
Takeover Restrictions	30
Tax	20
Tax Return	20
Taxes	20
Termination Date	80
Termination Fee	82
Treasury Regulations	20
WaFd	1
WaFd Adverse Recommendation Change	65
WaFd Advisory Subsidiary	52
WaFd Agent	51
WaFd Articles	30
WaFd Bank	8
WaFd Benefit Plans	41
WaFd Board Recommendation	65
WaFd Bylaw Amendment	8
WaFd Bylaws	33
WaFd Common Stock	4
WaFd Common Stock Issuance	35
WaFd Contract	46
WaFd Diluted Shares	2
WaFd Disclosure Schedule	33
WaFd ERISA Affiliate	41
WaFd Insurance Subsidiary	51
WaFd Intervening Event	69
WaFd Leased Properties	48
WaFd Meeting	65
WaFd Owned Properties	48
WaFd Preferred Stock	34
WaFd Real Property	48
WaFd Regulatory Agreement	47
WaFd Related Parties	88
WaFd Reports	37
WaFd Rollover Preferred Stock	5
WaFd Share Closing Price	3

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WaFd Stock Exchange	3
WaFd Stockholder Approval	35
WaFd Subsidiary	33
WaFd Superior Proposal	67
WaFd Tax Counsel	78
WaFd Tax Opinion	78
Washington Secretary	2
WBCA	1
Willful Breach	81

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2026 (this “Agreement”), by and between WAFD, INC., a Washington corporation (“WaFd”) and EVERBANK FINANCIAL CORP, a Delaware corporation (“EverBank”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of WaFd and EverBank have determined that it is advisable and in the best interests of their respective companies and their stockholders to enter into this Agreement, pursuant to which EverBank will, subject to the terms and conditions set forth herein, merge with and into WaFd (the “Merger”), so that WaFd is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and that this Agreement be adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1        The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act, as amended (the “WBCA”) and the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, EverBank shall merge with and into WaFd.  WaFd shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Washington.  Upon consummation of the Merger, the separate corporate existence of EverBank shall terminate.

1.2        Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date as soon as reasonably practicable after (but no later than five (5) business days after) the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date, time or place is agreed to in writing by WaFd and EverBank; provided that the Closing shall not occur on or before December 31, 2026, and if the Closing would otherwise be required to occur on one of the last ten (10) days of the month in which all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived, then the Closing shall take place on the first (1st) business day of the immediately following month.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3        Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, WaFd shall cause to be filed a certificate of merger (the “Articles of Merger”) as provided under the WBCA with the Secretary of State of the State of Washington (the “Washington Secretary”).  The Merger shall become effective as of the date and time specified in the Articles of Merger in accordance with the relevant provisions of the WBCA, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).

1.4       Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA and this Agreement.

1.5        Conversion of EverBank Common Stock.

(a)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “WaFd Diluted Shares” means the sum of:

(A)	the aggregate number of shares of WaFd Common Stock issued and outstanding immediately prior to the Effective Time, plus

(B)	the aggregate number of shares of WaFd Common Stock subject to the WaFd Restricted Stock Awards immediately prior to the Effective Time, plus

(C)	the aggregate number of shares of WaFd Common Stock subject to WaFd Restricted Stock Unit Awards (that are Vested WaFd Equity Awards) immediately prior to the Effective Time, plus

(D)
the aggregate net number of shares of WaFd Common Stock underlying WaFd Options (that are Vested WaFd Equity Awards) determined, for each such WaFd Option, as the number of shares of WaFd Common Stock underlying such WaFd Option multiplied by the quotient obtained by dividing

(E)	the difference (but not less than zero) of the WaFd Share Closing Price minus the exercise price of such WaFd Option by (y) the WaFd Share Closing Price.

(ii)          “WaFd Issued Shares” means the product of the Ownership Ratio multiplied by the WaFd Diluted Shares.

(iii)         “WaFd Share Closing Price” means the volume-weighted average price of the WaFd Common Stock trading on Nasdaq (the “WaFd Stock Exchange”) as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by WaFd) for the ten (10) consecutive full trading days ending on and including the first (1st) trading day immediately preceding the Closing Date.

(iv)         “WaFd-Share Equivalent of the EverBank Options Exercise Price Amount” means the quotient of the EverBank Options Exercise Price Amount divided by the WaFd Share Closing Price.

(v)          “Exchange Ratio” means the quotient of (A) the sum of (1) the WaFd Issued Shares plus (2) the WaFd-Share Equivalent of the EverBank Options Exercise Price Amount divided by (B) the EverBank Gross Diluted Shares.

(vi)         “Ownership Ratio” means the quotient of 59.175% divided by 40.825%.

(vii)        “EverBank Gross Diluted Shares” means the sum of:

(A)	the aggregate number of shares of EverBank Common Stock issued and outstanding immediately prior to the Effective Time, plus

(B)	the aggregate number of shares of EverBank Common Stock subject to EverBank DSUs immediately prior to the Effective Time, plus

(C)	the number of shares of EverBank Common Stock underlying the EverBank Time-Vesting Options, plus

(D)	the number of shares of EverBank Common Stock underlying the EverBank Performance-Vesting Options to the extent vested pursuant to Section 1.9(b).

(viii)      “EverBank Options Exercise Price Amount” means the sum of (A) the product of (1) the number of shares of EverBank Common Stock underlying the EverBank Time-Vesting Options multiplied by (2) the weighted-average exercise price of the EverBank Time-Vesting Options plus (B) the product of (1) the number of shares of EverBank Common Stock underlying the EverBank Performance-Vesting Options to the extent vested pursuant to Section 1.9(b) multiplied by (2) the weighted-average exercise price of the EverBank Performance-Vesting Options.

(b)          At the Effective Time, by virtue of the Merger and without any action on the part of WaFd, EverBank, or the holder of any of the following securities:

(i)         Subject to Section 2.2(e), each share of Class A common stock, par value $0.01 per share, of EverBank issued and outstanding immediately prior to the Effective Time (“EverBank Class A Common Stock”) and each share of Class B common stock, par value $0.01 per share, of EverBank issued and outstanding immediately prior to the Effective Time (“EverBank Class B Common Stock” and, together with EverBank Class A Common Stock, “EverBank Common Stock”), except for (i) shares of EverBank Common Stock owned by EverBank as treasury stock or otherwise owned by EverBank or WaFd (in each case other than shares of EverBank Common Stock (A) held in any EverBank Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) and (ii) Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest a number of shares equal to the Exchange Ratio of common stock, par value $1.00 per share, of WaFd (the “WaFd Common Stock” and such shares, the “Merger Consideration”).

(ii)          All of the shares of EverBank Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of EverBank Common Stock) previously representing any such shares of EverBank Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of EverBank Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon.  Old Certificates previously representing shares of EverBank Common Stock shall be exchanged for evidence of shares in book-entry form representing whole shares of WaFd Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon.  If, between the date of this Agreement and the Effective Time, the outstanding shares of WaFd Common Stock or EverBank Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of EverBank Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit WaFd or EverBank to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(iii)        Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of EverBank Common Stock that are owned by EverBank (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6       Conversion of EverBank Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of EverBank, WaFd or the holder of any securities of EverBank or WaFd, each share of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of EverBank (“EverBank Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of a newly created series of preferred stock of WaFd having substantially the terms set forth in the form of Articles of Amendment attached hereto as Exhibit A (“Articles of Amendment” and, all shares of such newly created series, collectively, the “WaFd Rollover Preferred Stock”) and, upon such conversion, EverBank Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7        Dissenting Shares.

(a)         Notwithstanding anything to the contrary contained in this Agreement, each share of EverBank Common Stock and each share of EverBank Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL (each, a “Dissenting Share”) shall not be converted into or represent the right to receive the consideration set forth in Section 1.5 or Section 1.6, as applicable, and the holder of such Dissenting Share shall be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL; provided, however, that if the status of any such Dissenting Share as a share carrying appraisal or dissenters’ rights shall be withdrawn, or if any such Dissenting Share shall lose its status as a share carrying appraisal or dissenters’ rights, then, as of the later of the Effective Time or the loss of such status, such Dissenting Share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the consideration set forth in Section 1.5 or Section 1.6, as applicable, without any interest thereon.

(b)        EverBank shall give WaFd (A) prompt notice (but in any event within two (2) business days of receipt) of any written demands received by EverBank for appraisals of any shares of its capital stock under Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL received by EverBank relating to appraisal demands and (B) the opportunity to participate in, direct and control all negotiations and proceedings with respect to such demands.  EverBank shall not, except with the prior written consent of WaFd, make any payment with respect to any such demands for appraisal, settle or offer to settle any such demands, or agree to do any of the foregoing.

1.8         WaFd Common Stock and WaFd Preferred Stock.  At and after the Effective Time, each share of WaFd Common Stock and WaFd Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.9         Treatment of EverBank Equity Awards.

(a)         At the Effective Time, each EverBank Time-Vesting Option shall, by virtue of the Merger and without further action on the part of the holder thereof, be converted into an option to purchase WaFd Common Stock with the same terms and conditions (including the vesting schedule, termination protections and dividend equivalent rights) that applied to such EverBank Time-Vesting Option immediately prior to the Effective Time (other than any terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes or any terms set forth in Section 1.9(a) of the EverBank Disclosure Schedule), relating to a number of shares of WaFd Common Stock equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of EverBank Common Stock subject to such EverBank Time-Vesting Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, and with an exercise price per share equal to the exercise price per share of EverBank Common Stock of such EverBank Time-Vesting Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent (each, an “Adjusted WaFd Option”).

(b)         At the Effective Time, each EverBank Performance-Vesting Option shall, by virtue of the Merger and without further action on the part of the holder thereof, vest with respect to the number of shares of EverBank Common Stock based on the actual level of performance as of the Effective Time, as determined by the Board of Directors of EverBank and its compensation committee, as applicable, prior to the Effective Time, and be converted into a fully vested Adjusted WaFd Option with the same terms and conditions that applied to the EverBank Performance-Vesting Option immediately prior to the Effective Time (other than the performance-vesting conditions or any terms set forth in Section 1.9(b) of the EverBank Disclosure Schedule).

(c)        At the Effective Time, each EverBank Performance-Vesting Option with respect to which performance-based vesting conditions have not been satisfied, as determined by the Board of Directors of EverBank prior to the Effective Time, and which was not converted into an Adjusted WaFd Option pursuant to Section 1.9(b) of this Agreement, shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled at the Effective Time with no consideration payable in respect thereof.

(d)       At the Effective Time, each EverBank DSU shall, by virtue of the Merger and without further action on the part of the holder thereof, fully vest and be cancelled and converted into the right to receive (without interest) (i) the Merger Consideration in respect of each share of EverBank Common Stock subject to such EverBank DSU immediately prior to the Effective Time plus (ii) any accrued but unpaid dividend equivalents and dividend equivalent rights, which shall be settled and delivered according to the terms of the applicable EverBank DSU award agreement (or any later date required by Section 409A of the Code).

(e)      Each holder of (i) a EverBank DSU converted into the right to receive the Merger Consideration or (ii) a EverBank Option converted into an Adjusted WaFd Option, that would have otherwise been entitled to receive a fraction of a share of WaFd Common Stock (after aggregating all shares to be delivered in respect of all EverBank DSUs, EverBank Options that will become fully vested Adjusted WaFd Options at the Effective Time or EverBank Options that will become unvested Adjusted WaFd Options at the Effective Time, respectively, held by such holder) shall receive, in lieu thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to (i) such fractional part of a share of WaFd Common Stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by (ii) the WaFd Share Closing Price.

(f)         At or prior to the Effective Time, EverBank, the Board of Directors of EverBank and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of EverBank Equity Awards and to effectuate the provisions of this Section 1.9.

(g)         For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “EverBank DSU” means a compensatory deferred stock unit award with respect to EverBank Common Stock that is held by an independent director of the Board of Directors of EverBank as of immediately prior to the Effective Time.

(ii)            “EverBank Equity Awards” means EverBank Options and EverBank DSUs.

(iii)          “EverBank Option” means a compensatory option to purchase shares of EverBank Common Stock that is outstanding and unexercised as of immediately prior to the Effective Time.

(iv)          “EverBank Performance-Vesting Option” means any EverBank Option subject to performance-based vesting conditions.

(v)        “EverBank Time-Vesting Option” means any EverBank Option subject to solely time-based vesting conditions (excluding, for the avoidance of doubt, any EverBank Performance-Vesting Option).

1.10       Treatment of WaFd Equity Awards

(a)         At the Effective Time, each (i) WaFd Option, (ii) WaFd Restricted Stock Award and (iii) WaFd Restricted Stock Unit Award (collectively, “WaFd Equity Awards”) that (A) is vested but not yet settled as of immediately prior to the Effective Time or (B) by its terms becomes vested in connection with the Closing (each, a “Vested WaFd Equity Award”) shall, by virtue of the Merger and without further action on the part of the holder thereof, become fully vested and exercisable, and all forfeiture restrictions and vesting conditions applicable thereto shall lapse in accordance with the terms of the applicable WaFd Incentive Plan.  At the Effective Time, each WaFd Equity Award that is not a Vested WaFd Equity Award shall continue to have and be subject to the same terms and conditions (including the vesting schedule, termination protections and dividend equivalent rights) that applied to such WaFd Equity Award immediately prior to the Effective Time.  At or prior to the Effective Time, WaFd, the Board of Directors of WaFd and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of WaFd Equity Awards.

(b)         For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “WaFd ESPP” means the WaFd Bank Amended and Restated Non-Qualified Employee Stock Purchase Plan.

(ii)          “WaFd Incentive Plan” means each of the WaFd 2025 Stock Incentive Plan, Washington Federal 2020 Incentive Plan and Washington Federal 2011 Incentive Plan.

(iii)        “WaFd Option” means a compensatory option to purchase shares of WaFd Common Stock that is outstanding and unexercised as of immediately prior to the Effective Time.

(iv)          “WaFd Restricted Stock Award” means a compensatory award of restricted shares of WaFd Common Stock.

(v)           “WaFd Restricted Stock Unit Award” means a compensatory unit award in respect of shares of WaFd Common Stock (including units credited under the WaFd Deferred Compensation Plan).

1.11     Articles of Incorporation of Surviving Corporation.  At the Effective Time, the articles of incorporation of WaFd, as in effect immediately prior to the Effective Time, as amended by the Articles of Amendment, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.12     Bylaws of Surviving Corporation.  At the Effective Time, the bylaws of WaFd, as in effect immediately prior to the Effective Time, shall be amended by the bylaws amendment in the form attached hereto as Exhibit B (such amendment, the “WaFd Bylaw Amendment”), and such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.13      Tax Consequences.  The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

1.14     Bank Merger.  Immediately following the Effective Time, WaFd Bank, a Washington State-chartered bank and a wholly owned Subsidiary of WaFd (“WaFd Bank”), will merge (the “Bank Merger”) with and into EverBank, National Association, a national banking association and a wholly owned Subsidiary of EverBank (“EverBank, N.A.”).  EverBank, N.A. shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of WaFd Bank shall cease.  Promptly after the date of this Agreement, EverBank, N.A. and WaFd Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit C (the “Bank Merger Agreement”).  Each of EverBank and WaFd shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of EverBank, N.A. and WaFd Bank, respectively.  Prior to the Effective Time, WaFd shall cause WaFd Bank, and EverBank shall cause EverBank, N.A., to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1        WaFd to Make Consideration Available.  At or prior to the Effective Time, WaFd shall deposit, or shall cause to be deposited, with a bank or trust company designated by WaFd and reasonably acceptable to EverBank (the “Exchange Agent”), for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of EverBank Preferred Stock, as applicable), for exchange in accordance with this Article II, (a) evidence in book-entry form, representing shares of WaFd Common Stock or WaFd Rollover Preferred Stock to be issued pursuant to Section 1.5 and Section 1.6, respectively, and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of EverBank Common Stock and EverBank Preferred Stock, respectively (collectively, referred to herein as “New Certificates”), and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2        Exchange of Shares.

(a)         No later than ten (10) business days prior to the Closing, WaFd shall cause the Exchange Agent to deliver to each holder of record of one (1) or more Old Certificates representing shares of EverBank Common Stock or EverBank Preferred Stock that will be converted at the Effective Time into the right to receive the Merger Consideration or WaFd Rollover Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal substantially in the form attached hereto as Exhibit D (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the Old Certificates in exchange for evidence in book-entry form representing the number of whole shares of WaFd Common Stock or WaFd Rollover Preferred Stock, as applicable (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares) and any cash in lieu of fractional shares which the shares of EverBank Common Stock represented by such Old Certificate or Old Certificates shall be converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  If the holder of such Old Certificate or Old Certificates properly surrenders such Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of EverBank Common Stock or EverBank Preferred Stock held in book-entry at the Effective Time), together with such properly completed Letter of Transmittal, duly executed, at least two (2) business days prior to the Closing Date, such holder shall be entitled to receive on the Closing Date (and if such Old Certificate or Old Certificates are not so surrendered together with such properly completed Letter of Transmittal at least two (2) business days prior to the Closing Date, then two (2) business days following such surrender) in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of WaFd Common Stock or WaFd Rollover Preferred Stock, as applicable to which such holder of EverBank Common Stock or EverBank Preferred Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check or wire transfer of immediately available funds representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Merger Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration or WaFd Rollover Preferred Stock, as applicable, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)         No dividends or other distributions declared with respect to WaFd Common Stock or WaFd Rollover Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of WaFd Common Stock or WaFd Rollover Preferred Stock which the shares of EverBank Common Stock or EverBank Preferred Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.12).

(c)        If any New Certificate representing shares of WaFd Common Stock or WaFd Rollover Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer and other similar Taxes required by reason of the issuance of a New Certificate representing shares of WaFd Common Stock or WaFd Rollover Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not required to be paid.

(d)        After the Effective Time, there shall be no transfers on the stock transfer books of EverBank of the shares of EverBank Common Stock or EverBank Preferred Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration or WaFd Rollover Preferred Stock, as applicable, and cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)        Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of WaFd Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to WaFd Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of WaFd.  In lieu of the issuance of any such fractional share, WaFd shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the WaFd Share Closing Price by (ii) the fraction of a share (after taking into account all shares of EverBank Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of WaFd Common Stock which such holder would otherwise be entitled to receive pursuant to Article I.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)        Any portion of the Exchange Fund that remains unclaimed by the holders of EverBank Common Stock or EverBank Preferred Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former holders of EverBank Common Stock or EverBank Preferred Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or WaFd Rollover Preferred Stock, as applicable, and cash in lieu of any fractional shares and any unpaid dividends and distributions on the WaFd Common Stock or WaFd Rollover Preferred Stock deliverable in respect of each former share of EverBank Common Stock or EverBank Preferred Stock, respectively, that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of WaFd, EverBank, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of EverBank Common Stock or EverBank Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)        Each of WaFd and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. Tax law; provided that, except with respect to payments in the nature of compensation or deductions and withholdings required as a result of a payee’s failure to deliver a duly executed and properly completed IRS Form W-9, WaFd shall (i) provide the relevant payee with written notice of its intention to deduct and withhold at least ten (10) business days prior to the date of the applicable payment, and (ii) use commercially reasonable efforts to cooperate with such payee to reduce or eliminate any such deduction or withholding to the extent permitted under applicable law. To the extent that amounts are so deducted or withheld by WaFd or the Exchange Agent, as the case may be, and timely paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by WaFd or the Exchange Agent, as the case may be.  Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any EverBank Equity Award with respect to employee award holders of EverBank and its Subsidiaries may be made through the payroll system of the Surviving Corporation or one of its Subsidiaries.

(h)        In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by WaFd or the Exchange Agent, the posting by such person of a bond in such amount as WaFd or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration or WaFd Rollover Preferred Stock, as applicable, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EVERBANK

Except as disclosed in the disclosure schedule delivered by EverBank to WaFd concurrently herewith (the “EverBank Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the EverBank Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by EverBank that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, EverBank hereby represents and warrants to WaFd as follows:

3.1        Corporate Organization.

(a)        EverBank is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act.  EverBank has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  EverBank is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to WaFd, EverBank or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of or effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or authoritative interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism or cyberattacks on third parties) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural or manmade disasters or from any outbreak of any disease, epidemic, pandemic or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of any representations and warranties relating to the announcement, pendency or consummation of the transactions contemplated by this Agreement) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies operating principally in the areas in which such party and its Subsidiaries are located) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes.  True and complete copies of the amended and restated certificate of incorporation of EverBank (“EverBank Articles”) and the bylaws of EverBank, as amended (“EverBank Bylaws”), as in effect as of the date hereof, have previously been made available by EverBank to WaFd.  True and complete copies of the organizational documents of EverBank, N.A., as in effect as of the date hereof, have previously been made available by EverBank to WaFd.

(b)       Except, in the case of clauses (ii) and (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, each Subsidiary of EverBank (a “EverBank Subsidiary”) (i) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of EverBank to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of EverBank that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of EverBank, threatened.

3.2        Capitalization.

(a)        The authorized capital stock of EverBank consists of 20,000,000 shares of EverBank Class A Common Stock, 20,000,000 shares of EverBank Class B Common Stock and 1,250,000 shares of EverBank Preferred Stock.  As of September 4, 2026, no shares of capital stock or other voting securities of EverBank are issued, reserved for issuance or outstanding, other than (i) 10,437,434 shares of EverBank Class A Common Stock issued and outstanding, (ii) 10,321,840 shares of EverBank Class B Common Stock issued and outstanding, (iii) 675,000 shares of EverBank Preferred Stock issued and outstanding, (iv) 2,162,713 shares of EverBank Common Stock reserved for issuance upon the exercise of outstanding EverBank Options (assuming achievement of the applicable performance goals at the target level), (v) 14,561 shares of EverBank Common Stock subject to outstanding DSUs, and (vi) no shares of EverBank Common Stock held in treasury.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 4, 2026 resulting from the exercise of any EverBank Options described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of EverBank issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of EverBank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of EverBank may vote are issued or outstanding.  Except as set forth in Section 3.2(a) of the EverBank Disclosure Schedule, as of the date hereof, no trust preferred or subordinated debt securities of EverBank are issued or outstanding.  Other than EverBank Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating EverBank to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)       Except as set forth in Section 3.2(b) of the EverBank Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which EverBank or any of EverBank Subsidiaries has a contractual or other obligation with respect to the voting or transfer of EverBank Common Stock or other equity interests of EverBank.  Other than EverBank Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of EverBank or any of its Subsidiaries) are outstanding.  No Subsidiary of EverBank owns any shares of capital stock of EverBank.

(c)         EverBank owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of EverBank Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to EverBank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No EverBank Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Section 3.2(c) of the EverBank Disclosure Schedule sets forth a true and complete list of all Subsidiaries of EverBank as of the date hereof.

3.3         Authority; No Violation.

(a)          EverBank has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the EverBank Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of EverBank.  The Board of Directors of EverBank has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of EverBank and its stockholders.  Except for the approval and adoption of this Agreement by the holders of at least sixty-six and two-thirds percent (66.667%) of the outstanding shares of EverBank Class A Common Stock (“EverBank Stockholder Approval”), and the adoption and approval of the Bank Merger Agreement by the board of directors of EverBank, N.A. and EverBank as its sole stockholder, no other further corporate proceedings on the part of EverBank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by EverBank and (assuming due authorization, execution and delivery by WaFd) constitutes a valid and binding obligation of EverBank, enforceable against EverBank in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)        Subject to the receipt of the EverBank Stockholder Approval, neither the execution and delivery of this Agreement by EverBank nor the consummation by EverBank of the transactions contemplated hereby, nor compliance by EverBank with any of the terms or provisions hereof, will (i) violate any provision of EverBank Articles or EverBank Bylaws or comparable governing documents of any EverBank Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EverBank or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of EverBank or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which EverBank or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.

3.4        Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the WaFd Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices and expiration of any related waiting period, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the EverBank Disclosure Schedule or Section 4.4 of the WaFd Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the  Proxy Statement, (f) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of WaFd Common Stock and WaFd Rollover Preferred Stock pursuant to this Agreement and the approval of the listing of such WaFd Common Stock on the WaFd Stock Exchange, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by EverBank of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  As of the date hereof, EverBank is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5      Reports.  EverBank and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2024 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the OCC, (v) the FDIC, (vi) any foreign regulatory authority, (vii) any SRO and (viii) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries ((i) – (viii), collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of EverBank and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of EverBank, investigation into the business or operations of EverBank or any of its Subsidiaries since January 1, 2024, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of EverBank or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of EverBank or any of its Subsidiaries since January 1, 2024, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.

3.6        Financial Statements.

(a)        EverBank has delivered to WaFd (i) the audited consolidated balance sheet of EverBank as of December 31, 2025 and the related audited consolidated statements of operations and cash flows for the year ended December 31, 2025 and the notes thereto (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of EverBank as of June 30, 2026 and the related unaudited consolidated statements of operations for the three months ended June 30, 2026 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (i) have been prepared from, and are in accordance with, the books and records of EverBank and its Subsidiaries in all material respects, (ii) fairly present, in all material respects, the combined financial position of EverBank and its Subsidiaries as of the date thereof and their combined results of operations and cash flows for the period then ended (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of delivery, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements.  The books and records of EverBank and its Subsidiaries have been, since January 1, 2024, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned (or informed EverBank that it intends to resign) or been dismissed as independent public accountant of EverBank as a result of or in connection with any disagreements with EverBank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, neither EverBank nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of EverBank, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of EverBank included in Interim Financial Statements (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2026, or in connection with this Agreement and the transactions contemplated hereby.

(c)       EverBank maintains a system of internal controls (i) over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations, and (B) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain asset accountability and (ii) that is in compliance in all material respects with all applicable law.  EverBank has disclosed to WaFd any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting, and any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting, in each case that occurred from and after January 1, 2024 and as of or prior to the date of this Agreement and relating in any way to EverBank or any of its financial statements, including the Financial Statements.

(d)        Since January 1, 2024, (i) neither EverBank nor any of its Subsidiaries, nor, to the knowledge of EverBank, any director, officer, auditor, accountant or representative of EverBank or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of EverBank, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of EverBank or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that EverBank or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing EverBank or any of its Subsidiaries, whether or not employed by EverBank or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by EverBank or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of EverBank or any committee thereof or similar governing body of any EverBank Subsidiary or any committee thereof, or, to the knowledge of EverBank, to any director or officer of EverBank or any EverBank Subsidiary.

3.7        Broker’s Fees.  Neither EverBank nor any EverBank Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than J.P. Morgan Securities LLC and Piper Sandler & Co. EverBank has disclosed to WaFd the aggregate fees provided for in connection with its engagement of J.P. Morgan Securities LLC and Piper Sandler & Co. related to the transactions contemplated by this Agreement.

3.8         Absence of Certain Changes or Events.

(a)        Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.

(b)      Since December 31, 2025 through the date of this Agreement, except with respect to the transactions contemplated hereby, EverBank and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9         Legal Proceedings.

(a)       Neither EverBank nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of EverBank, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EverBank or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, or (ii) is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)        There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon EverBank, any of its Subsidiaries or the assets of EverBank or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10      Taxes and Tax Returns.

(a)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank:

(i)       Each of EverBank and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

(ii)        All Taxes of EverBank and its Subsidiaries (whether or not shown on any Tax Return) that are due and payable have been fully and timely paid;

(iii)         Each of EverBank and its Subsidiaries has (i) duly and timely deducted, withheld and collected all Taxes required to be deducted, withheld and collected by it with respect to any payment owing to or from any employee, creditor, stockholder, independent contractor, customer or other third party (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all respects with all applicable laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(iv)       There is no (i) litigation, audit, examination, investigation or other administrative or judicial proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of EverBank or any of its Subsidiaries or (ii) deficiency for Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against EverBank or any of its Subsidiaries (and that has not been satisfied, withdrawn or otherwise resolved);

(v)         In the last six (6) years, no claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where EverBank or any of its Subsidiaries has not filed Tax Returns of a particular type that indicate that EverBank or any of its Subsidiaries is or may be subject to Tax of such type by, or required to file Tax Returns with respect to Taxes of such type in, such jurisdiction;

(vi)         There are no Liens in respect of or on account of Taxes upon any property or assets of EverBank or any of its Subsidiaries, other than Permitted Encumbrances;

(vii)      Neither EverBank nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns (other than a group the common parent of which is or was EverBank or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than EverBank or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar or analogous provision of state, local or non-U.S. law), as a transferee or successor or by contract (other than contracts entered into in the ordinary course of business not primarily related to Taxes), or otherwise by operation of law;

(viii)       None of EverBank or its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any transaction occurring in the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Section 355(a) of the Code; and

(ix)         Neither EverBank nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. law).

(b)       As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments, in the nature of a tax, together with all penalties and additions to tax and interest thereon.

(c)         As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

(d)        As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

3.11       Employees and Employee Benefit Plans.

(a)        Section 3.11(a) of the EverBank Disclosure Schedule lists all material EverBank Benefit Plans. For purposes of this Agreement, “EverBank Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which EverBank or any Subsidiary or any trade or business of EverBank or any of its Subsidiaries, whether or not incorporated, all of which together with EverBank would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “EverBank ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by EverBank or any of its Subsidiaries or any EverBank ERISA Affiliate, or to which EverBank or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which EverBank or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of EverBank or any of its Subsidiaries or any EverBank ERISA Affiliate.

(b)       EverBank has made available to WaFd true and complete copies of each of the material EverBank Benefit Plans (or for an unwritten material EverBank Benefit Plan, a written description of the material terms thereof) and the following related documents, to the extent applicable, copies of (i) any summary plan description, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules and (iii) the most recent determination letter from the Internal Revenue Service.

(c)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, (i) all EverBank Benefit Plans have been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, (ii) each EverBank Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the knowledge of EverBank, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) there are no pending, threatened or, to the knowledge of EverBank, anticipated claims (other than claims for benefits in accordance with the terms of any EverBank Benefit Plan) by, on behalf of or against any EverBank Benefit Plan that would reasonably be expected to result in any liability of EverBank or its Subsidiaries; (iv) no EverBank Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and (v) contributions required to be made under the terms of any EverBank Benefit Plan as of the date hereof have been timely made or, if not yet due, have been fully reflected on the books and records of EverBank in accordance with GAAP.

(d)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of EverBank or any of its Subsidiaries to any material payment or benefit under any EverBank Benefit Plan, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of EverBank or any of its Subsidiaries under any EverBank Benefit Plan, or (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any EverBank Benefit Plan.

(e)        No EverBank Benefit Plan provides for, and EverBank does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(f)        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank (i) there are and since January 1, 2024 have been no claims or actions pending or, to EverBank’s knowledge, threatened, between EverBank or any of its Subsidiaries and any current or former employee, or applicant for employment, of EverBank or any of its Subsidiaries, (ii) EverBank and its Subsidiaries are in compliance with, and since January 1, 2024 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, safety, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements), and (iii) there are, and since January 1, 2024 have been, no pending or, to the knowledge of EverBank, threatened labor grievances or unfair labor practice claims or charges against EverBank or any of its Subsidiaries, or any strikes or other labor disputes against EverBank or any of its Subsidiaries.  Neither EverBank nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of EverBank or any of its Subsidiaries, and, to the knowledge of EverBank, there are, and since January 1, 2024 have been, no organizing efforts by any union or other group seeking to represent any employees of EverBank or any of its Subsidiaries.

(g)      EverBank has provided or made available to WaFd a true and complete list identifying all employees of EverBank and its Subsidiaries as of a date not more than three (3) business days before the date hereof and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location (including country, state and city in the U.S., and province in Canada, as applicable), (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) for U.S. employees, classification as exempt or non-exempt under the Fair Labor Standards Act (the “EverBank Employee Census”). EverBank has provided or made available to WaFd a true and complete list identifying all individual independent contractors currently engaged by EverBank or any of its Subsidiaries as of a date not more than three (3) business days before the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) name or unique identifying number, (B) hiring entity, (C) start date, (D) primary work location (including country, state and city in the U.S., and province in Canada, as applicable), (E) compensation arrangement or terms, (F) brief description of services provided, and (G) whether engaged directly or through a third-party staffing provider.

(h)        Since January 1, 2024, (i) no allegations of sexual harassment or other sexual misconduct have been made against any employee of EverBank or any of its Subsidiaries with the title of Vice President (or the functional equivalent) or higher or any board member, and, to the knowledge of EverBank, no such individual has engaged in any such conduct, (ii) neither EverBank nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct or other material allegations of discrimination, harassment or retaliation, and (iii) there are no proceedings currently pending or, to the knowledge of EverBank, threatened related to any allegations of sexual harassment or other sexual misconduct or other material allegations of discrimination, harassment or retaliation.

3.12      Compliance with Applicable Law.

(a)        EverBank and each of its Subsidiaries hold, and have at all times since January 1, 2024 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, and to the knowledge of EverBank no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, EverBank and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to EverBank or any of its Subsidiaries, including (to the extent applicable to EverBank or its Subsidiaries) all laws, binding industry or self-regulatory standards, and public or posted policies related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)) (“Privacy Requirements”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)         EverBank, N.A. has a Community Reinvestment Act rating of “satisfactory” or better.

(d)      EverBank maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)        None of EverBank or any of its Subsidiaries, or to the knowledge of EverBank, any director, officer, employee, agent or other person acting on behalf of EverBank or any of its Subsidiaries has, directly or indirectly, (i) used any funds of EverBank or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of EverBank or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of EverBank or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of EverBank or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for EverBank or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for EverBank or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.

(f)         As of the date hereof, EverBank, EverBank, N.A. and each other insured depository institution Subsidiary of EverBank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither EverBank nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that EverBank, N.A.’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, (i) EverBank and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of EverBank, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither EverBank nor any of its Subsidiaries has received any written or, to the knowledge of EverBank, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.13       Certain Contracts.

(a)        Except as set forth in Section 3.13(a) of the EverBank Disclosure Schedule, as of the date hereof, neither EverBank nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any EverBank Benefit Plan):

(i)           which contains a provision that materially restricts the conduct of any line of business by EverBank or any of its Subsidiaries or upon consummation of the transactions contemplated hereby will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provision with such an effect);

(ii)          which is a collective bargaining agreement or similar agreement with any labor organization;

(iii)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of EverBank Stockholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except in case above where the amount does not exceed $1,000,000 individually;

(iv)         (A) that relates to the incurrence of indebtedness by EverBank or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), (B) that provides for the guarantee, support, indemnification, assumption or endorsement by EverBank or any of its Subsidiaries of, or any similar commitment by EverBank or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person or (C) that provides for any material indemnification or similar obligations on the part of EverBank or any of its Subsidiaries, in the case of each of clauses (A), (B) and (C), in the principal amount of $10,000,000 or more;

(v)          that is any alliance, cooperation, joint venture, stockholders’, partnership or similar agreement involving a sharing of profits or losses relating to EverBank or any of its Subsidiaries;

(vi)        that grants or contains any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of EverBank or its Subsidiaries, taken as a whole;

(vii)        which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by EverBank or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by EverBank or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business;

(viii)       that is a settlement, consent or similar agreement and contains any material continuing obligations of EverBank or any of its Subsidiaries;

(ix)         that relates to the acquisition or disposition of any person, business or asset and under which EverBank or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof); or

(x)          that is any contract that contains a material license or other grant of Intellectual Property by EverBank or one of its Subsidiaries to any third party, in each case, other than (A) off-the-shelf or other commercially available software licenses or similar contracts obtained on general commercial terms, (B) non-exclusive licenses that are ancillary or incidental to, and not the primary purpose of, such contracts, and (C) non-exclusive licenses to customers, vendors, contractors, service providers or other third parties in the ordinary course of business.

(b)         Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the EverBank Disclosure Schedule, is referred to herein as a “EverBank Contract,” and neither EverBank nor any of its Subsidiaries knows of, or has received written, or to the knowledge of EverBank, oral notice of, any violation of any EverBank Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.  EverBank has made available to WaFd true, correct and complete copies of each EverBank Contract in effect as of the date hereof.

(c)          In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank:   (i) each EverBank Contract is valid and binding on EverBank or one of its Subsidiaries, as applicable, and in full force and effect;  (ii) EverBank and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each EverBank Contract; (iii)  to the knowledge of EverBank each third-party counterparty to each EverBank Contract has performed all obligations required to be performed by it to date under such EverBank Contract; and  (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of EverBank or any of its Subsidiaries or, to the knowledge of EverBank, any counterparty thereto, under any such EverBank Contract.

3.14       Agreements with Regulatory Agencies.  Neither EverBank nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the EverBank Disclosure Schedule, a “EverBank Regulatory Agreement”), nor has EverBank or any of its Subsidiaries been advised in writing or, to the knowledge of EverBank, orally, since January 1, 2024, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such EverBank Regulatory Agreement.

3.15      Derivative Instruments.  (a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, all Derivative Transactions, whether entered into for the account of EverBank or one of its Subsidiaries or for the account of a customer of EverBank or one of its Subsidiaries, were entered into in the ordinary course of business of EverBank and its Subsidiaries and in accordance with applicable laws and other policies, practices and procedures employed by EverBank and its Subsidiaries, as applicable, and are legal, valid and binding obligations of EverBank or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; and (b) EverBank and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of EverBank, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.  As used herein, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.16      Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, EverBank and its Subsidiaries are in compliance, and, since January 1, 2024 have complied, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common laws and other legal requirements relating to:  (a) the protection or restoration of the environment, human health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence in the environment, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air quality, pollution, environmental contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims, notices or actions, or, to the knowledge of EverBank, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on EverBank or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against EverBank, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.  To the knowledge of EverBank, there is no reasonable basis for any such proceeding, claim, notice, action or private environmental investigation or remediation activity or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.  EverBank is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any, and otherwise has no, liability or obligation with respect to any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank.

3.17        Investment Securities.

(a)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, each of EverBank and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of EverBank or its Subsidiaries.  Such securities and commodities are valued on the books of EverBank in accordance with GAAP in all material respects.

(b)         EverBank and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that EverBank believes are prudent and reasonable in the context of their respective businesses, and EverBank and its Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.

3.18       Real Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, EverBank or a  EverBank Subsidiary (i) has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the Financial Statements as being owned by EverBank or a Subsidiary of EverBank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (“EverBank Owned Properties”), free and clear of all material Liens, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (“EverBank Leased Properties” and, collectively with EverBank Owned Properties, “EverBank Real Property”), free and clear of all material Liens of any nature created by EverBank or any of its Subsidiaries or, to the knowledge of EverBank, any other person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Real Property Leases”), and each such Real Property Lease is valid without material default thereunder by the lessee or, to the knowledge of EverBank, the lessor.  There are no material pending or, to the knowledge of EverBank, threatened condemnation proceedings against any EverBank Real Property.  Except as would not materially affect the value or use of, or otherwise materially impair the business operations at, any EverBank Real Property, no person other than EverBank and a EverBank Subsidiary has any right in, or right to use or occupy, any of the EverBank Real Property or any right to use or occupy any portion of the EverBank Real Property.

3.19       Intellectual Property.  EverBank or one of its Subsidiaries exclusively owns all right, title and interest in and to all EverBank Intellectual Property and is validly licensed to use all other Intellectual Property necessary for the conduct of its business as currently conducted (in each case, free and clear of any Liens other than any Permitted Encumbrances).  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, (a) EverBank’s and each of its Subsidiaries’ conduct of their respective businesses and the use of any Intellectual Property by EverBank and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and, as applicable, is in accordance with any applicable license pursuant to which EverBank or any EverBank Subsidiary acquired the right to use any Intellectual Property; (b) no person has claimed or asserted to EverBank in writing that EverBank or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of EverBank, no person is challenging, infringing, misappropriating or otherwise violating any right of EverBank or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to EverBank or its Subsidiaries; (d) neither EverBank nor any EverBank Subsidiary has received any written notice of any pending claim or challenge with respect to any Intellectual Property owned by EverBank or any EverBank Subsidiary; and (e) since January 1, 2024, there has been no actual cybersecurity incident or breach of, and no third party has gained unauthorized access to any information technology assets or networks owned by or used in the operation of the business of EverBank and its Subsidiaries (or any Personal Data processed thereby), in a manner that would require notifying any third party under any applicable Privacy Requirements or making any payments to any third party.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on EverBank, EverBank and its Subsidiaries have taken commercially reasonable actions to: (i) avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by EverBank and its Subsidiaries, and (ii) protect and maintain the confidentiality of their material trade secrets and confidential information, including entering into binding confidentiality agreements with all third parties with access to the same.  For purposes of this Agreement, “Intellectual Property” means intellectual property and similar rights in any jurisdiction throughout the world, including trademarks, service marks, trade names, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works; and registrations or applications for registration of copyrights, and any renewals or extensions thereof; and “EverBank Intellectual Property” means the Intellectual Property owned or purported to be owned by EverBank or any of its Subsidiaries.

3.20       Related Party Transactions.  Except as set forth in Section 3.20 of the EverBank Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between EverBank or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of EverBank or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding EverBank Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of EverBank), on the other hand.

3.21        Takeover Restrictions.  The Board of Directors of EverBank has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of any Takeover Restrictions. For the purposes of this Agreement, “Takeover Restrictions” means the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the EverBank Articles or EverBank Bylaws or WaFd Articles or WaFd Bylaws, as applicable.

3.22       Reorganization.  Neither EverBank nor any of its Subsidiaries has taken any action or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede (a) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) EverBank Tax Counsel from delivering EverBank Tax Opinion or (c) WaFd Tax Counsel from delivering the WaFd Tax Opinion.

3.23       EverBank Information.  The information relating to EverBank and its Subsidiaries that is provided by EverBank or its representatives specifically for inclusion in (a) the Proxy Statement, including the documents and financial statements of EverBank incorporated by reference in the Proxy Statement or (b) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to EverBank and its Subsidiaries and other portions within the reasonable control of EverBank and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by EverBank with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of WaFd or its Subsidiaries for inclusion in the Proxy Statement.

3.24        Loan Portfolio.

(a)          All loans and other extensions of credit (including overdrafts and commitments to extend credit) (each, a “Loan”) as of the date hereof by EverBank or its Subsidiaries to any directors, executive officers and principal stockholders (as the terms directors, executive officers and principal stockholders are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of EverBank or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b)        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, EverBank’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable law.

(c)         Section 3.24(c) of the EverBank Disclosure Schedule identifies (i) each Loan that as of June 30, 2026 (the “EverBank Loan List Date”) had an outstanding balance and/or unfunded commitment of $5,000,000 or more and that as of such date (A) was contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified by EverBank or its Subsidiaries on its system of record or by any Regulatory Agency as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import), (D) the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) a specific reserve allocation existed in connection therewith, (F) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (G) was a high-volatility commercial real estate loan, (H) to the knowledge of EverBank had past due Taxes associated therewith, or (I) to the knowledge of EverBank have been originated or serviced in a manner that would result in the diminution or loss of any associated Small Business Administration or similar guarantee, and (ii) each asset of EverBank or any of its Subsidiaries that as of the EverBank Loan List Date, had a book value of over $5,000,000 and that was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (i) above, Section 3.24(c) of the EverBank Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity (by account number or similar identifier) of the borrower thereunder as of the EverBank Loan List Date.

(d)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of UCC financing statements (and, if applicable, extensions thereof) or timely recording of deeds of trust), except as may be limited by Enforceability Exceptions, and the collateral for such Loan (x) to the extent collateral is required to be insured, the collateral is so insured and (y) has not been foreclosed upon, sold or transferred and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(e)          Neither EverBank nor any of its Subsidiaries is now, nor has it ever been since January 1, 2024, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.25       Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on EverBank, (a) EverBank and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of EverBank reasonably has determined to be prudent and consistent with industry practice, and neither EverBank nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of EverBank and its Subsidiaries, EverBank or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by EverBank or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither EverBank nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

3.26        No Other Representations or Warranties.

(a)         Except for the representations and warranties made by EverBank in this Article III or in any certificate delivered by or on behalf of EverBank pursuant to this Agreement, neither EverBank nor any other person makes any express or implied representation or warranty with respect to EverBank, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and EverBank hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither EverBank nor any other person makes or has made any representation or warranty to WaFd or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to EverBank or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by EverBank in this Article III, any oral or written information presented to WaFd or any of its affiliates or representatives in the course of their due diligence investigation of EverBank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)         EverBank acknowledges and agrees that neither WaFd nor any other person has made or is making, and EverBank has not relied upon and hereby disclaims, any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered by or on behalf of WaFd pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WAFD

Except (a) as disclosed in the disclosure schedule delivered by WaFd to EverBank concurrently herewith (the “WaFd Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the WaFd Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by WaFd that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any WaFd Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), WaFd hereby represents and warrants to EverBank as follows:

4.1          Corporate Organization.

(a)          WaFd is a corporation duly organized and validly existing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  WaFd has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  WaFd is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.  True and complete copies of the third amended and restated articles of incorporation of WaFd, as amended (“WaFd Articles”), and amended and restated bylaws of WaFd (“WaFd Bylaws”), as in effect as of the date hereof, have previously been made available by WaFd to EverBank. True and complete copies of the organizational documents of WaFd Bank, as in effect as of the date hereof, have previously been made available by WaFd to EverBank.

(b)          Except, in the case of clauses (ii) and (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, each Subsidiary of WaFd (a “WaFd Subsidiary”)  (i) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization,  (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of WaFd to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of WaFd that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of WaFd, threatened.

4.2          Capitalization.

(a)        The authorized capital stock of WaFd consists of 300,000,000 shares of WaFd Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (“WaFd Preferred Stock”).  As of September 2, 2026, no shares of capital stock or other voting securities of WaFd are issued, reserved for issuance or outstanding, other than (i) 74,011,520 shares of WaFd Common Stock issued and outstanding (of which 681,005 shares of WaFd Common Stock were outstanding pursuant to WaFd Restricted Stock Awards), (ii) 412,422 shares of WaFd Common Stock were outstanding pursuant to WaFd Restricted Stock Unit Awards, (iii) 1,328,855 shares of WaFd Common Stock were reserved for issuance upon the exercise of outstanding WaFd Options, (iv) 2,730,504 shares of WaFd Common Stock reserved for issuance under the WaFd 2025 Stock Incentive Plan, (v) 409,486 shares of WaFd Common Stock reserved and remain available for purchase pursuant to the WaFd ESPP, (vi) 300,000 shares of WaFd Preferred Stock issued and outstanding, and (vii) 80,915,110 shares of WaFd Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 2, 2026 resulting from the exercise, vesting or settlement of any WaFd Restricted Stock Award, WaFd Restricted Stock Unit Award or WaFd Option described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of WaFd issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of WaFd Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of WaFd may vote are issued or outstanding.  Except as set forth in Section 4.2(a) of the WaFd Disclosure Schedule, as of the date hereof, no trust preferred or subordinated debt securities of WaFd are issued or outstanding. Other than WaFd Restricted Stock Awards, WaFd Restricted Stock Unit Awards or WaFd Options issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating WaFd to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  The shares of WaFd Common Stock and WaFd Rollover Preferred Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of WaFd will have any preemptive right or similar rights in respect thereof.

(b)         There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which WaFd or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the WaFd Common Stock or other equity interests of WaFd.  Other than the WaFd Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of WaFd or any of its Subsidiaries) are outstanding.  No Subsidiary of WaFd owns any shares of capital stock of WaFd.

(c)         WaFd owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each WaFd Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to WaFd Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No WaFd Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Section 4.2(c) of WaFd Disclosure Schedule sets forth a true and complete list of all Subsidiaries of WaFd as of the date hereof.

4.3          Authority; No Violation.

(a)        WaFd has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the WaFd Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of WaFd.  The Board of Directors of WaFd has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of WaFd and its stockholders.  Except for the approval of the issuance of shares of WaFd Common Stock pursuant to this Agreement (the “WaFd Common Stock Issuance”) by the affirmative vote of holders of a majority of the votes cast by the holders of WaFd Common Stock at the WaFd Meeting (the “WaFd Stockholder Approval”) and the adoption and approval of the Bank Merger Agreement by the board of directors of WaFd Bank and WaFd as its sole stockholder and the adoption of resolutions to give effect to the provisions of Section 6.19 in connection with the Closing, no other further corporate proceedings on the part of WaFd are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by WaFd and (assuming due authorization, execution and delivery by EverBank) constitutes a valid and binding obligation of WaFd, enforceable against WaFd in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)         Subject to the receipt of the WaFd Stockholder Approval, neither the execution and delivery of this Agreement by WaFd, nor the consummation by WaFd of the transactions contemplated hereby, nor compliance by WaFd with any of the terms or provisions hereof, will (i) violate any provision of the WaFd Articles or the WaFd Bylaws or comparable governing documents of any WaFd Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WaFd, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of WaFd or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WaFd or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.

4.4         Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the WaFd Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices and expiration of any related waiting period, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the EverBank Disclosure Schedule or Section 4.4 of the WaFd Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement, (f) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of WaFd Common Stock and WaFd Rollover Preferred Stock pursuant to this Agreement and the approval of the listing of such WaFd Common Stock on the WaFd Stock Exchange, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by WaFd of this Agreement or (ii) the consummation by WaFd of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, WaFd is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5          Reports.

(a)          WaFd and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2024 with any Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of WaFd and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of WaFd, investigation into the business or operations of WaFd or any of its Subsidiaries since January 1, 2024, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of WaFd or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of WaFd or any of its Subsidiaries since January 1, 2024, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.

(b)         An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by WaFd or any of its Subsidiaries pursuant to the U.S. Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2024 (the “WaFd Reports”) is publicly available.  No such WaFd Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all WaFd Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of WaFd has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the WaFd Reports.

4.6          Financial Statements.

(a)        The financial statements of WaFd and its Subsidiaries included (or incorporated by reference) in the WaFd Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of WaFd and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of WaFd and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of WaFd and its Subsidiaries have been, since January 1, 2024, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Deloitte & Touche LLP has not resigned (or informed WaFd that it intends to resign) or been dismissed as independent public accountants of WaFd as a result of or in connection with any disagreements with WaFd on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, neither WaFd nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of WaFd, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of WaFd included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2026, or in connection with this Agreement and the transactions contemplated hereby.

(c)         The records, systems, controls, data and information of WaFd and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WaFd or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd. WaFd (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to WaFd, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of WaFd by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to WaFd’s outside auditors and the audit committee of WaFd’s Board of Directors (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect WaFd’s ability to record, process, summarize and report financial information, and (y) to the knowledge of WaFd, any fraud, whether or not material, that involves management or other employees who have a significant role in WaFd’s internal controls over financial reporting.  To the knowledge of WaFd, there is no reason to believe that WaFd’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)         Since January 1, 2024, (i) neither WaFd nor any of its Subsidiaries, nor, to the knowledge of WaFd, any director, officer, auditor, accountant or representative of WaFd or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of WaFd, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of WaFd or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that WaFd or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing WaFd or any of its Subsidiaries, whether or not employed by WaFd or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by WaFd or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of WaFd or any committee thereof or similar governing body of any WaFd Subsidiary or any committee thereof, or, to the knowledge of WaFd, to any director or officer of WaFd or any WaFd Subsidiary.

4.7         Broker’s Fees.  Neither WaFd nor any WaFd Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods. WaFd has disclosed to EverBank the aggregate fees provided for in connection with its engagement of J Keefe, Bruyette & Woods related to the transactions contemplated by this Agreement.

4.8          Opinion.   Prior to the execution of this Agreement, the Board of Directors of WaFd has received an opinion (which if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) from Keefe, Bruyette & Woods, to the effect that as of the date thereof based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to WaFd.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.9          Absence of Certain Changes or Events.

(a)          Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.

(b)          Since December 31, 2025 through the date of this Agreement, except with respect to the transactions contemplated hereby, WaFd and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.10        Legal Proceedings.

(a)          Neither WaFd nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of WaFd, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against WaFd or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, or (ii) is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon WaFd, any of its Subsidiaries or the assets of WaFd or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.11        Taxes and Tax Returns.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd:

(a)          Each of WaFd and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

(b)          All Taxes of WaFd and its Subsidiaries (whether or not shown on any Tax Return) that are due and payable have been fully and timely paid;

(c)          Each of WaFd and its Subsidiaries has (i) duly and timely deducted, withheld and collected all Taxes required to be deducted, withheld and collected by it with respect to any payment owing to or from any employee, creditor, stockholder, independent contractor, customer or other third party (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all respects with all applicable laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements);

(d)        There is no (i) litigation, audit, examination, investigation or other administrative or judicial proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of WaFd or any of its Subsidiaries or (ii) deficiency for Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against WaFd or any of its Subsidiaries (and that has not been satisfied, withdrawn or otherwise resolved);

(e)          In the last six (6) years, no claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where WaFd or any of its Subsidiaries has not filed Tax Returns of a particular type that indicate that WaFd or any of its Subsidiaries is or may be subject to Tax of such type by, or required to file Tax Returns with respect to Taxes of such type in, such jurisdiction;

(f)           There are no Liens in respect of or on account of Taxes upon any property or assets of WaFd or any of its Subsidiaries, other than Permitted Encumbrances;

(g)         Neither WaFd nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns (other than a group the common parent of which is or was WaFd or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than WaFd or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar or analogous provision of state, local or non-U.S. law), as a transferee or successor or by contract (other than contracts entered into in the ordinary course of business not primarily related to Taxes), or otherwise by operation of law;

(h)          None of WaFd or its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any transaction occurring in the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Section 355(a) of the Code; and

(i)           Neither WaFd nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. law).

4.12        Employees and Employee Benefit Plans.

(a)          Section 4.12(a) of the WaFd Disclosure Schedule lists all material WaFd Benefit Plans. For purposes of this Agreement, “WaFd Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which WaFd or any Subsidiary or any trade or business of WaFd or any of its Subsidiaries, whether or not incorporated, all of which together with WaFd would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “WaFd ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by WaFd or any of its Subsidiaries or any WaFd ERISA Affiliate, or to which WaFd or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which WaFd or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of WaFd or any of its Subsidiaries or any WaFd ERISA Affiliate.

(b)          WaFd has made available to EverBank true and complete copies of each of the material WaFd Benefit Plans (or for an unwritten material WaFd Benefit Plan, a written description of the material terms thereof) and the following related documents, to the extent applicable, copies of (i) any summary plan description, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules and (iii) the most recent determination letter from the Internal Revenue Service.

(c)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, (i) all WaFd Benefit Plans have been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, (ii) each WaFd Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the knowledge of WaFd, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) there are no pending, threatened or, to the knowledge of WaFd, anticipated claims (other than claims for benefits in accordance with the terms of the WaFd Benefit Plans) by, on behalf of or against any of the WaFd Benefit Plans that would reasonably be expected to result in any liability of WaFd or its Subsidiaries; (iv) no WaFd Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; and (v) contributions required to be made under the terms of any of the WaFd Benefit Plans as of the date hereof have been timely made or, if not yet due, have been fully reflected on the books and records of WaFd in accordance with GAAP.

(d)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of WaFd or any of its Subsidiaries to any material payment or benefit under any WaFd Benefit Plan, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of WaFd or any of its Subsidiaries under any WaFd Benefit Plan, or (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any WaFd Benefit Plan.

(e)          No WaFd Benefit Plan provides for, and WaFd does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(f)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, (i) there are and since January 1, 2024 have been no claims or actions pending or, to WaFd’s knowledge, threatened, between WaFd or any of its Subsidiaries and any current or former employee, or applicant for employment, of WaFd or any of its Subsidiaries, (ii) WaFd and its Subsidiaries are in compliance with, and since January 1, 2024 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, safety, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements), and (iii) there are, and since January 1, 2024 have been, no pending or, to the knowledge of WaFd, threatened labor grievances or unfair labor practice claims or charges against WaFd or any of its Subsidiaries, or any strikes or other labor disputes against WaFd or any of its Subsidiaries.  Neither WaFd nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of WaFd or any of its Subsidiaries, and, to the knowledge of WaFd, there are, and since January 1, 2024 have been, no organizing efforts by any union or other group seeking to represent any employees of WaFd or any of its Subsidiaries.

(g)          WaFd has provided or made available to EverBank a true and complete list identifying all employees of WaFd and its Subsidiaries as of a date not more than three (3) business days before the date hereof and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location (including country, state and city in the U.S., and province in Canada, as applicable), (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) for U.S. employees, classification as exempt or non-exempt under the Fair Labor Standards Act (the “WaFd Employee Census”). WaFd has provided or made available to EverBank a true and complete list identifying all individual independent contractors currently engaged by WaFd or any of its Subsidiaries as of a date not more than three (3) business days before the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) name or unique identifying number, (B) hiring entity, (C) start date, (D) primary work location (including country, state and city in the U.S., and province in Canada, as applicable), (E) compensation arrangement or terms, (F) brief description of services provided, and (G) whether engaged directly or through a third-party staffing provider.

(h)          Since January 1, 2024, (i) no allegations of sexual harassment or other sexual misconduct have been made against any employee of WaFd or any of its Subsidiaries with the title of Vice President (or the functional equivalent) or higher or any board member, and, to the knowledge of WaFd, no such individual has engaged in any such conduct, (ii) neither WaFd nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct or other material allegations of discrimination, harassment or retaliation, and (iii) there are no proceedings currently pending or, to the knowledge of WaFd, threatened related to any allegations of sexual harassment or other sexual misconduct or other material allegations of discrimination, harassment or retaliation.

4.13        Compliance with Applicable Law.

(a)        WaFd and each of its Subsidiaries hold, and have at all times since January 1, 2024 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, and to the knowledge of WaFd, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, WaFd and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to WaFd or any of its Subsidiaries, including (to the extent applicable to WaFd or its Subsidiaries) Privacy Requirements, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          WaFd Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)         WaFd maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)          None of WaFd or any of its Subsidiaries, or to the knowledge of WaFd, any director, officer, employee, agent or other person acting on behalf of WaFd or any of its Subsidiaries has, directly or indirectly, (i) used any funds of WaFd or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of WaFd or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of WaFd or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of WaFd or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for WaFd or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for WaFd or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.

(f)           As of the date hereof, WaFd, WaFd Bank and each other insured depository institution Subsidiary of WaFd is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither WaFd nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that WaFd Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, (i) WaFd and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of WaFd, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither WaFd nor any of its Subsidiaries has received any written or, to the knowledge of WaFd, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

4.14        Certain Contracts.

(a)          Except as set forth in Section 4.14(a) of the WaFd Disclosure Schedule or as filed with any WaFd Report filed prior to the date hereof, as of the date hereof, neither WaFd nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any WaFd Benefit Plan):

(i)           which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          which contains a provision that materially restricts the conduct of any line of business by WaFd or any of its Subsidiaries or upon consummation of the transactions contemplated hereby will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provision with such an effect);

(iii)         which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of WaFd Stockholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except in case above where the amount does not exceed $1,000,000 individually;

(v)          (A) that relates to the incurrence of indebtedness by WaFd or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), (B) that provides for the guarantee, support, indemnification, assumption or endorsement by WaFd or any of its Subsidiaries of, or any similar commitment by WaFd or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person or (C) that provides for any material indemnification or similar obligations on the part of WaFd or any of its Subsidiaries, in the case of each of clauses (A), (B) and (C), in the principal amount of $10,000,000 or more;

(vi)          that is any alliance, cooperation, joint venture, stockholders’, partnership or similar agreement involving a sharing of profits or losses relating to WaFd or any of its Subsidiaries;

(vii)         that grants or contains any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of WaFd or its Subsidiaries, taken as a whole;

(viii)       which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by WaFd or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by WaFd or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business;

(ix)          that is a settlement, consent or similar agreement and contains any material continuing obligations of WaFd or any of its Subsidiaries;

(x)          that relates to the acquisition or disposition of any person, business or asset and under which WaFd or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof); or

(xi)         that is any contract that contains a material license or other grant of Intellectual Property by WaFd or one of its Subsidiaries to any third party, in each case, other than (A) off-the-shelf or other commercially available software licenses or similar contracts obtained on general commercial terms, (B) non-exclusive licenses that are ancillary or incidental to, and not the primary purpose of, such contracts, and (C) non-exclusive licenses to customers, vendors, contractors, service providers or other third parties in the ordinary course of business.

(b)          Each contract, arrangement, commitment or understanding of the type described in Section 4.14(a), whether or not set forth in the WaFd Disclosure Schedule, is referred to herein as an “WaFd Contract,” and neither WaFd nor any of its Subsidiaries knows of, or has received written, or to the knowledge of WaFd, oral notice of, any violation of any WaFd Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.  WaFd has made available to EverBank true, correct and complete copies of each WaFd Contract in effect as of the date hereof.

(c)          In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, (i) each WaFd Contract is valid and binding on WaFd or one of its Subsidiaries, as applicable, and in full force and effect; (ii) WaFd and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each WaFd Contract; (iii) to the knowledge of WaFd, each third-party counterparty to each WaFd Contract has performed all obligations required to be performed by it to date under such WaFd Contract; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of WaFd or any of its Subsidiaries or, to the knowledge of WaFd, any counterparty thereto, under any such WaFd Contract.

4.15        Agreements with Regulatory Agencies.  Neither WaFd nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the WaFd Disclosure Schedule, an “WaFd Regulatory Agreement”), nor has WaFd or any of its Subsidiaries been advised in writing or, to the knowledge of WaFd, orally, since January 1, 2024, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such WaFd Regulatory Agreement.

4.16       Derivative Instruments.  (a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, all Derivative Transactions, whether entered into for the account of WaFd or one of its Subsidiaries or for the account of a customer of WaFd or one of its Subsidiaries, were entered into in the ordinary course of business of WaFd and its Subsidiaries and in accordance with applicable laws and other policies, practices and procedures employed by WaFd and its Subsidiaries, as applicable, and are legal, valid and binding obligations of WaFd or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; and (b) WaFd and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of WaFd, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.17        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, WaFd and its Subsidiaries are in compliance, and, since January 1, 2024 have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims, notices or actions, or, to the knowledge of WaFd, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on WaFd or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against WaFd, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.  To the knowledge of WaFd, there is no reasonable basis for any such proceeding, claim, notice, action or private environmental investigation or remediation activity or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.  WaFd is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any, and otherwise has no, liability or obligation with respect to any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd.

4.18        Investment Securities.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, each of WaFd and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the WaFd Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of WaFd or its Subsidiaries.  Such securities and commodities are valued on the books of WaFd in accordance with GAAP in all material respects.

(b)        WaFd and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that WaFd believes are prudent and reasonable in the context of their respective businesses, and WaFd and its Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.

4.19        Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, WaFd or an WaFd Subsidiary (i) has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the WaFd Reports as being owned by WaFd or a Subsidiary of WaFd or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “WaFd Owned Properties”), free and clear of all material Liens, except Permitted Encumbrances, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such WaFd Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “WaFd Leased Properties” and, collectively with the WaFd Owned Properties, the “WaFd Real Property”), free and clear of all material Liens of any nature created by WaFd or any of its Subsidiaries or, to the knowledge of WaFd, any other person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases and each such Real Property Lease is valid without material default thereunder by the lessee or, to the knowledge of WaFd, the lessor.  There are no material pending or, to the knowledge of WaFd, threatened condemnation proceedings against any WaFd Real Property.  Except as would not materially affect the value or use of, or otherwise materially impair the business operations at, any WaFd Real Property, no person other than WaFd and an WaFd Subsidiary has any right in, or right to use or occupy, any of the WaFd Real Property or any right to use or occupy any portion of the WaFd Real Property.

4.20        Intellectual Property.   WaFd or one of its Subsidiaries exclusively owns all right, title and interest in and to all WaFd Intellectual Property and is validly licensed to use all other Intellectual Property necessary for the conduct of its business as currently conducted (in each case, free and clear of any Liens other than any Permitted Encumbrances).  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, (a) WaFd’s and each of its Subsidiaries’ conduct of their respective businesses and the use of any Intellectual Property by WaFd and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and, as applicable, is in accordance with any applicable license pursuant to which WaFd or any WaFd Subsidiary acquired the right to use any Intellectual Property; (b) no person has claimed or asserted to WaFd in writing that WaFd or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c)  no person is challenging, infringing, misappropriating or otherwise violating any right of WaFd or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to WaFd or its Subsidiaries; (d) neither WaFd nor any WaFd Subsidiary has received any written notice of any pending claim or challenge with respect to any Intellectual Property owned by WaFd or any WaFd Subsidiary; and (e) since January 1, 2024, there has been no actual cybersecurity incident or breach of, and no third party has gained unauthorized access to any information technology assets or networks owned by or used in the operation of the business of WaFd and its Subsidiaries (or any Personal Data processed thereby), in a manner that would require notifying any third party under any applicable Privacy Requirements or making any payments to any third party.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on WaFd, WaFd and its Subsidiaries have taken commercially reasonable actions to: (i) avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by WaFd and its Subsidiaries, and (ii) protect and maintain the confidentiality of their material trade secrets and confidential information, including entering into binding confidentiality agreements with all third parties with access to the same.  For purposes of this Agreement, “WaFd Intellectual Property” means the Intellectual Property owned or purported to be owned by WaFd or any of its Subsidiaries.

4.21        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between WaFd or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of WaFd or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding WaFd Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of WaFd), on the other hand, of the type required to be reported in any WaFd Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.22        Takeover Restrictions.  The Board of Directors of WaFd has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of any Takeover Restrictions.

4.23       Reorganization.  Neither WaFd nor any of its Subsidiaries has taken any action or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede (a) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) EverBank Tax Counsel from delivering EverBank Tax Opinion or (c) WaFd Tax Counsel from delivering the WaFd Tax Opinion.

4.24        WaFd Information.  The information relating to WaFd and its Subsidiaries that is provided by WaFd or its representatives specifically for inclusion in (a) the Proxy Statement, including the documents and financial statements of WaFd incorporated by reference in the Proxy Statement (b) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to WaFd and its Subsidiaries and other portions within the reasonable control of WaFd and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by WaFd with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of EverBank or its Subsidiaries for inclusion in the Proxy Statement.

4.25        Loan Portfolio.

(a)          All Loans as of the date hereof by WaFd or its Subsidiaries to any directors, executive officers and principal stockholders (as the terms directors, executive officers and principal stockholders are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of WaFd or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, WaFd’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable law.

(c)          Section 4.25(c) of the WaFd Disclosure Schedule identifies (i) each Loan that as of June 30, 2026 (the “List Date”) had an outstanding balance and/or unfunded commitment of $5,000,000 or more and that as of such date (A) was contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified by WaFd or its Subsidiaries on its system of record or by any Regulatory Agency as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import), (D) the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) a specific reserve allocation existed in connection therewith, (F) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (G) was a high-volatility commercial real estate loan, (H) to the knowledge of WaFd had past due Taxes associated therewith, or (I) to the knowledge of WaFd have been originated or serviced in a manner that would result in the diminution or loss of any associated Small Business Administration or similar guarantee, and (ii) each asset of WaFd or any of its Subsidiaries that as of the List Date, had a book value of over $5,000,000 and that was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (i) above, Section 4.25(c) of the WaFd Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity (by account number or similar identifier) of the borrower thereunder as of the List Date.

(d)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of UCC financing statements (and, if applicable, extensions thereof) or timely recording of deeds of trust), except as may be limited by Enforceability Exceptions, and the collateral for such Loan (x) to the extent collateral is required to be insured, the collateral is so insured and (y) has not been foreclosed upon, sold or transferred and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(e)        Neither WaFd nor any of its Subsidiaries is now, nor has it ever been since January 1, 2024, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.26        Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WaFd, (a) WaFd and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of WaFd reasonably has determined to be prudent and consistent with industry practice, and neither WaFd nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of WaFd and its Subsidiaries, WaFd or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by WaFd or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither WaFd nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

4.27        Insurance Subsidiary.

(a)         Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on WaFd, (i) since January 1, 2024, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any WaFd Subsidiary (“WaFd Agent”) wrote, sold, produced, managed, administered or procured business for an WaFd Subsidiary, such WaFd Agent was, at the time the WaFd Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or procured to the extent required by applicable law, (ii) no WaFd Agent has been since January 1, 2024, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such WaFd Agent’s writing, sale, management, administration or production of insurance business for any WaFd Insurance Subsidiary and (iii) each WaFd Agent was appointed in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such WaFd Agent were undertaken in compliance with applicable insurance laws, rules and regulations.  “WaFd Insurance Subsidiary” means each Subsidiary of WaFd through which insurance operations are conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on WaFd, (i) since January 1, 2024, WaFd and the WaFd Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance laws, rules and regulations, (ii) all contracts, agreements, arrangements and transactions in effect between any WaFd Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance laws, rules and regulations, and (iii) each WaFd Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.28        Investment Advisor Subsidiary.

(a)          Certain Subsidiaries of WaFd are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, an “WaFd Advisory Subsidiary”).  Each WaFd Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act” ) and has operated since beginning operations and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on WaFd.

(b)          The accounts of each advisory client of WaFd or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable WaFd Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on WaFd.

(c)          None of the WaFd Advisory Subsidiaries nor any person “associated”  (as defined in the Investment Advisers Act) with any WaFd Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on WaFd.

4.29        Form S-3 Eligibility. As of the date of this Agreement, WaFd is eligible to register the resale of the WaFd Common Stock comprising the Merger Consideration under Form S-3 promulgated under the Securities Act (an “Automatic Shelf Registration Statement”).

4.30        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by WaFd in this Article IV or in any certificate delivered by or on behalf of WaFd pursuant to this Agreement, neither WaFd nor any other person makes any express or implied representation or warranty with respect to WaFd, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WaFd hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither WaFd nor any other person makes or has made any representation or warranty to EverBank or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to WaFd, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by WaFd in this Article IV, any oral or written information presented to EverBank or any of its affiliates or representatives in the course of their due diligence investigation of WaFd, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)         WaFd acknowledges and agrees that neither EverBank nor any other person has made or is making, and WaFd has not relied upon and hereby disclaims, any express or implied representation or warranty other than those contained in Article III or in any certificate delivered by or on behalf of EverBank pursuant to this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Business Prior to the Effective Time.

(a)          During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the EverBank Disclosure Schedule), required by law or as consented to in writing by WaFd (such consent not to be unreasonably withheld, conditioned or delayed), EverBank shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and material relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, Governmental Entities with jurisdiction over its operations and other third parties having material business relationships with EverBank or any of its Subsidiaries, and  EverBank shall and shall cause its Subsidiaries to take no action that would reasonably be expected to adversely affect in any material respect or delay in any material respect the receipt of any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b)          During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in WaFd Disclosure Schedule), required by law or as consented to in writing by EverBank (such consent not to be unreasonably withheld, conditioned or delayed),  WaFd shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and material relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, Governmental Entities with jurisdiction over its operations and other third parties having material business relationships with WaFd or any of its Subsidiaries, and  WaFd shall and shall cause its Subsidiaries to take no action that would reasonably be expected to adversely affect in any material respect or delay in any material respect the receipt of any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2         EverBank Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the EverBank Disclosure Schedule), required by applicable law or as consented to in writing by WaFd (such consent not to be unreasonably withheld, conditioned or delayed), EverBank shall not, and shall not permit any of its Subsidiaries to:

(a)          in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among EverBank and any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of EverBank);

(b)          (i)           adjust, split, combine or reclassify any capital stock;

(ii)         make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) quarterly cash dividends by EverBank in amounts consistent with Section 5.2(b)(ii) of the EverBank Disclosure Schedule, (B) dividends provided for and paid on any trust preferred securities of EverBank or its Subsidiaries in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of EverBank to EverBank or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of EverBank Common Stock as payment for the exercise, vesting, settlement or withholding of taxes for EverBank Equity Awards and dividend equivalents or dividend equivalent rights thereon, if any, in each case, in accordance with past practice and to the extent required by the terms of the applicable award agreements as in effect on the date hereof);

(iii)         grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including EverBank Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv)         issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the vesting or settlement of EverBank Equity Awards (and dividend equivalents or dividend equivalent rights thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c)         in each case except for transactions in the ordinary course of business, sell, transfer, mortgage, license, encumber, fail to maintain or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d)         except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of EverBank;

(e)         in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any EverBank Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to EverBank or its Subsidiaries or (ii) enter into any contract that would constitute a EverBank Contract if it were in effect on the date of this Agreement;

(f)          except as required by applicable law or the terms of any EverBank Benefit Plan as in effect as of the date hereof, (i) enter into, adopt or terminate any material EverBank Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a material EverBank Benefit Plan if in effect as of the date hereof), or (ii) amend any material EverBank Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a material EverBank Benefit Plan if in effect as of the date hereof), other than administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or materially increase the benefits payable under, such plan, program, policy or arrangements;

(g)         except as required by applicable law or the terms of any EverBank Benefit Plan as in effect as of the date hereof, (i) materially increase the compensation, bonus, severance, termination pay or other benefits payable to any current or former employee, officer, director, independent contractor or consultant, (ii)  accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any EverBank Equity Awards or other equity-based awards or other compensation or benefit, (iii) fund or provide any funding for any rabbi trust or similar arrangement, (iv) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is greater than $400,000 in each case other than for cause, or (v) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is or would be greater than $400,000;

(h)          voluntarily recognize any with any labor union, works council or similar labor organization as the representative of any employees of EverBank or any of its Subsidiaries, or enter into any collective bargaining agreement or similar agreement or arrangement;

(i)           conduct or announce any group reduction in force which would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988;

(j)          except for debt workouts in the ordinary course of business, settle or compromise any claim, suit, action or proceeding, other than (i) any settlement involving solely money damages not in excess of $2,000,000 individually or $10,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by EverBank or any of its Subsidiaries in respect thereof), or (ii) that does not involve or create a material adverse precedent and that would not impose any material restriction on the business of EverBank or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(k)         (i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(l)           amend EverBank Articles, EverBank Bylaws, or comparable governing documents of its Subsidiaries;

(m)         merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(n)         in each case except for transactions in the ordinary course of business, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(o)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)        enter into any new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, deposit, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(q)          except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to WaFd prior to the date of this Agreement, make or acquire, renew, modify or extend any loans that are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, EverBank’s loan policy;

(r)           make, or commit to make, any capital expenditures that exceed $15,000,000;

(s)          (i) make (other than in the ordinary course of business), change or revoke any material Tax election, (ii) change any Tax accounting period, (iii) change any material method of Tax accounting or (iv) amend any material Tax Return, (v) settle or compromise any material liability for Taxes or any Tax audit, exam or other proceeding with a Governmental Entity relating to a material amount of Taxes, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), (vii) knowingly surrender any right to claim a material refund of Taxes, (viii) request any ruling from any Governmental Entity with respect to Taxes or (ix) agree to an extension or waiver of any statute of limitations with respect to a material amount of Taxes (other than automatic extensions of time for filing Tax Returns);

(t)         (i) other than in consultation with WaFd, make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of EverBank or its Subsidiaries, (ii) other than in consultation with WaFd, make any application for the closing of or close any branch or (iii) other than in consultation with WaFd, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) or enter into, amend or renew any lease with respect to real property;

(u)        knowingly take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of EverBank or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the EverBank Stockholder Approval or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(v)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3          WaFd Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the WaFd Disclosure Schedule), required by applicable law or as consented to in writing by EverBank (such consent not to be unreasonably withheld, conditioned or delayed), WaFd shall not, and shall not permit any of its Subsidiaries to:

(a)          in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among WaFd and any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of WaFd)

(b)          (i)           adjust, split, combine or reclassify any capital stock;

(ii)         make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) quarterly cash dividends by WaFd in amounts consistent with Section 5.3(b)(ii) of the WaFd Disclosure Schedule, (B) dividends provided for and paid on any trust preferred securities of WaFd or its Subsidiaries in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of WaFd to WaFd or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of WaFd Common Stock as payment for the exercise, vesting, settlement or withholding of taxes for WaFd Equity Awards;

(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including WaFd Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv)         issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the vesting or settlement of WaFd Equity Awards (and dividend equivalents or dividend equivalent rights thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c)         in each case except for transactions in the ordinary course of business, sell, transfer, mortgage, license, encumber, fail to maintain or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d)         except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of WaFd;

(e)         in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any WaFd Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to WaFd or its Subsidiaries or (ii) enter into any contract that would constitute an WaFd Contract if it were in effect on the date of this Agreement;

(f)          except as required by applicable law or the terms of any WaFd Benefit Plan as in effect as of the date hereof, (i) enter into, adopt or terminate any material WaFd Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a material WaFd Benefit Plan if in effect as of the date hereof), or (ii) amend any material WaFd Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a material WaFd Benefit Plan if in effect as of the date hereof), other than administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or materially increase the benefits payable under, such plan, program, policy or arrangements;

(g)         except as required by applicable law or the terms of any WaFd Benefit Plan as in effect as of the date hereof, (i) materially increase the compensation, bonus, severance, termination pay or other benefits payable to any current or former employee, officer, director, independent contractor or consultant, (ii)  accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any WaFd Equity Awards or other equity-based awards or other compensation or benefit, (iii) fund or provide any funding for any rabbi trust or similar arrangement, (iv) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is greater than $300,000 in each case other than for cause, or (v) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is or would be greater than $300,000;

(h)          voluntarily recognize any with any labor union, works council or similar labor organization as the representative of any employees of WaFd or any of its Subsidiaries, or enter into any collective bargaining agreement or similar agreement or arrangement;

(i)           conduct or announce any group reduction in force which would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988;

(j)           except for debt workouts in the ordinary course of business, settle or compromise any claim, suit, action or proceeding, other than (i) any settlement involving solely money damages not in excess of $2,000,000 individually or $10,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by WaFd or any of its Subsidiaries in respect thereof), or (ii) that does not involve or create a material adverse precedent and that would not impose any material restriction on the business of WaFd or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(k)         (i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(l)           amend the WaFd Articles or the WaFd Bylaws or comparable governing documents of its Subsidiaries;

(m)         merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(n)         in each case except for transactions in the ordinary course of business, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(o)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)        enter into any new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, deposit, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(q)         except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to EverBank prior to the date of this Agreement, make or acquire, renew, modify or extend any loans that are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, WaFd’s loan policy;

(r)           make, or commit to make, any capital expenditures that exceed $15,000,000;

(s)          (i) make (other than in the ordinary course of business), change or revoke any material Tax election, (ii)  change any Tax accounting period, (iii) change any material method of Tax accounting or (iv) amend any material Tax Return, (v) settle or compromise any material liability for Taxes or any Tax audit, exam or other proceeding with a Governmental Entity relating to a material amount of Taxes, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), (vii) knowingly surrender any right to claim a material refund of Taxes, (viii) request any ruling from any Governmental Entity with respect to Taxes or (ix) agree to an extension or waiver of any statute of limitations with respect to a material amount of Taxes (other than automatic extensions of time for filing Tax Returns);

(t)          (i) other than in consultation with EverBank, make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of WaFd or its Subsidiaries, (ii) other than in consultation with EverBank, make any application for the closing of or close any branch or (iii) other than in consultation with EverBank, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) or enter into, amend or renew any lease with respect to real property;

(u)          knowingly take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of WaFd or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the WaFd Stockholder Approval or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(v)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)        The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  WaFd and EverBank shall, and shall cause their respective Subsidiaries to cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the Requisite Regulatory Approvals) and shall, and shall cause their respective Subsidiaries to, respond and comply as promptly as practicable to any requests by Governmental Entities for documents and information.  WaFd and EverBank shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to EverBank or WaFd, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any communication, meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate in such communications, meetings and conferences.

(b)         In furtherance of the foregoing, each of WaFd and EverBank shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, provided, however, that notwithstanding anything in this Agreement to the contrary, neither EverBank nor WaFd shall be required to, and neither EverBank nor WaFd shall (without the written consent of WaFd or EverBank, respectively), take any action, or commit to take any action, or agree to any condition or restriction, in order to resolve any objections to the transactions contemplated by this Agreement or in connection with obtaining any permits, consents, approvals and authorizations of Governmental Entities that would, either individually or in the aggregate, reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(c)          WaFd and EverBank shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of WaFd, EverBank or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of WaFd and EverBank agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)        WaFd and EverBank shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2          Access to Information.

(a)          Upon reasonable notice and subject to applicable laws, each of WaFd and EverBank, for the purposes reasonably relating to consummating the Merger or carrying out post-Merger integration, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of WaFd and EverBank shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access and shall not conduct any environmental or invasive sampling or investigation.  Neither WaFd nor EverBank nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of WaFd’s or EverBank’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of WaFd and EverBank shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 28, 2026, between WaFd and EverBank (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3         Written Consents. Within twenty-four (24) hours following the date hereof, EverBank will deliver to WaFd a written consent in lieu of a meeting of the holders of capital stock of EverBank executed by the holders of at least 95% of the outstanding shares of EverBank Class A Common Stock, in each case adopting and approving this Agreement and the transactions contemplated hereby in accordance with the DGCL, EverBank Organizational Documents and for such other purposes as may be necessary or desirable to effectuate such transactions, in the form attached hereto as Exhibit E (“EverBank Written Consent”). For the purposes of this agreement, “EverBank Organizational Documents” means the Amended and Restated Certificate of Incorporation of EverBank, dated as of July 31, 2023, the Amended and Restated Bylaws of EverBank, dated as of July 31, 2023 and the Stockholders Agreement, dated as of July 31, 2023, by and among EverBank and the owners named therein.

6.4          Proxy Statement; WaFd Meeting; No Solicitation by WaFd.

(a)         WaFd (with EverBank’s reasonable cooperation) shall promptly prepare a proxy statement with respect to the WaFd Meeting (including any amendments or supplements thereto, the “Proxy Statement”), and use reasonable best efforts to file the Proxy Statement with the SEC within forty-five (45) days of the date of this Agreement.  Each of WaFd and EverBank shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement, resolve such comments with the SEC and cause the Proxy Statement to be filed with the SEC in definitive form. WaFd shall use reasonable best efforts to cause the Proxy Statement to be disseminated in its definitive form to WaFd’s stockholders as promptly as reasonably practicable after the date on which WaFd learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. WaFd shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and EverBank shall furnish all information concerning EverBank and the holders of EverBank Common Stock as may be reasonably requested in connection with any such action.  Subject to Section 6.4(h) and Section 6.4(i), the Proxy Statement shall include the WaFd Board Recommendation.

(b)         WaFd and EverBank shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of WaFd, EverBank or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of WaFd and EverBank agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i)  the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the stockholders of WaFd and at the time of the WaFd Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (ii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of WaFd and EverBank further agrees that if it becomes aware that any information furnished by it would cause any of the statements in, the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

(c)         WaFd and the Board of Directors of WaFd shall, in accordance with applicable law and WaFd’s governing documents, set a record date for, call, give notice of, convene, and hold, as promptly as reasonably practicable after the Proxy Statement is mailed to WaFd’s stockholders, a meeting of WaFd’s stockholders (including any and all adjournments or postponements thereof, the “WaFd Meeting”) for the purpose of obtaining the WaFd Stockholder Approval as well as any other matters of the type customarily brought before a meeting of stockholders to approve the matters contemplated by the WaFd Stockholder Approval as may be mutually agreed by WaFd and EverBank.  WaFd and the Board of Directors of WaFd shall recommend that WaFd’s stockholders approve the WaFd Common Stock Issuance (the “WaFd Board Recommendation”) and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the WaFd Stockholder Approval to be received at the WaFd Meeting or any adjournment or postponement thereof in accordance herewith, and shall comply with all legal requirements applicable to the WaFd Meeting. Subject to Section 6.4(f), Section 6.4(h) and Section 6.4(i), the Board of Directors of WaFd shall not (A) (x) fail to make, (y) withdraw or (z) qualify, amend or modify in any manner adverse to EverBank, the WaFd Board Recommendation (it being understood that any failure to publicly and without qualification either (x) recommend against an Acquisition Proposal or (y) reaffirm the WaFd Board Recommendation, in each case, within ten business days (or such fewer number of days as remains prior to the WaFd Meeting) after such Acquisition Proposal is made public will be treated as a withdrawal of the WaFd Board Recommendation that is adverse to EverBank for purposes hereof), (B) fail to make, or to include in the Proxy Statement, the WaFd Board Recommendation or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal (any of the foregoing in clauses (A), (B) or (C), a “WaFd Adverse Recommendation Change”). Notwithstanding any WaFd Adverse Recommendation Change, unless this Agreement has been validly terminated, the WaFd Meeting shall be convened and this Agreement shall be submitted to the stockholders of WaFd at the WaFd Meeting for the purpose of WaFd’s stockholders considering and voting on approval of the WaFd Common Stock Issuance and any other matters required to be approved by WaFd’s stockholders in order to consummate the transactions contemplated by this Agreement.  For purposes of this Agreement, the “WaFd Approval Time” means the time at which the WaFd Stockholder Approval is obtained at the WaFd Meeting (or any adjournment or postponement thereof).

(d)          WaFd shall not, without the prior written consent of EverBank, adjourn or postpone the WaFd Meeting; provided that WaFd shall adjourn or postpone the WaFd Meeting if (i) at the WaFd Meeting there is not a sufficient number of shares of WaFd Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the WaFd Meeting, (ii) as of the date of the WaFd Meeting, WaFd has not received proxies representing a sufficient number of shares of WaFd Common Stock necessary for the approval of the issuance of shares of WaFd Common Stock pursuant to this Agreement by the stockholders of WaFd in accordance with WaFd’s governing documents and applicable law, or (iii) required by applicable law in order to ensure that any supplement or amendment to the Proxy Statement which WaFd has determined in good faith after consultation with outside counsel is necessary under applicable law is provided to WaFd’s stockholders a reasonable amount of time prior to the WaFd Meeting.

(e)          During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as otherwise set forth in this Section 6.4(e), WaFd shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors and employees not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any confidential information relating to WaFd or any of its Subsidiaries or afford access to the business, properties, assets, books or records of WaFd or any of its Subsidiaries to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any actual or potential Acquisition Proposal by, any third party that WaFd knows, or should reasonably be expected to know, is seeking to make, has made or is reasonably likely to make, an Acquisition Proposal, (iii) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Washington, inapplicable to any third party or any Acquisition Proposal, (iv) fail to enforce, or amend or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of WaFd or any of its Subsidiaries, or (v) enter into any agreement with a third party constituting or relating to an Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.4(f)).  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to WaFd or EverBank, as applicable, and other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of WaFd and its Subsidiaries or EverBank and its Subsidiaries, as applicable, or 20% or more of any class of equity or voting securities of WaFd or its Subsidiaries or EverBank and its Subsidiaries, as applicable, whose assets, either individually or in the aggregate, constitute 20% or more of the consolidated assets of WaFd or EverBank, as applicable, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of WaFd or its Subsidiaries or EverBank and its Subsidiaries, as applicable, whose assets, either individually or in the aggregate, constitute 20% or more of the consolidated assets of WaFd or EverBank, as applicable, or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving WaFd or its Subsidiaries or EverBank and its Subsidiaries, as applicable, whose assets, either individually or in the aggregate, constitute 20% or more of the consolidated assets of WaFd or EverBank, as applicable.

(f)           Notwithstanding Section 6.4(e), if at any time prior to the WaFd Approval Time (and in no event after the WaFd Approval Time), the Board of Directors of WaFd receives a bona fide written Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.4, WaFd, its Subsidiaries and its representatives may, subject to compliance with this Section 6.4(f), Section 6.4(g) and Section 6.4(h), (i) engage in negotiations or discussions with the person making such Acquisition Proposal (or take any of the actions prohibited by clause (iii) or (iv) of Section 6.4(e) with respect to such third party or Acquisition Proposal) that, subject to WaFd’s compliance with Section 6.4(e), if the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to an WaFd Superior Proposal and that failure to take such action would be more likely than not to result in a violation of its fiduciary duties under applicable law and (ii) thereafter furnish to such third party and its representatives and financing sources nonpublic information relating to WaFd or any of its Subsidiaries pursuant to a confidentiality agreement with terms (including “standstill” or similar terms) no less favorable to WaFd than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to EverBank for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to EverBank) is provided or made available to EverBank, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party. Nothing contained in this Agreement shall prevent the Board of Directors of WaFd from (A) complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.4 or (B) making any required disclosure to the stockholders of WaFd if the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that failure to take such action would be reasonably likely to be inconsistent with applicable law; provided, further, that any WaFd Adverse Recommendation Change involving or relating to an Acquisition Proposal may only be made in accordance with the provisions of this Section 6.4(f), Section 6.4(g) and Section 6.4(i) and, even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in and of itself, shall not be an WaFd Adverse Recommendation Change.  As used in this Agreement, “WaFd Superior Proposal” means any bona fide, written Acquisition Proposal (other than an Acquisition Proposal which has resulted from a violation of Section 6.4) (with all references to “20%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”) on terms that the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal, including regulatory approvals, availability of financing and closing timing, would result in a transaction that (i) is more favorable to WaFd’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any proposal by EverBank to amend the terms of this Agreement proposed pursuant to Section 6.4(h)) and (ii) is reasonably likely to be completed on the terms proposed).

(g)          In addition to the requirements set forth in Section 6.4(f), the Board of Directors of WaFd shall not take any of the actions referred to in clauses (i) and (ii) of Section 6.4(f) unless WaFd shall have first delivered to EverBank written notice advising EverBank that WaFd intends to take such action. In addition, WaFd shall notify EverBank promptly (but in no event later than forty-eight (48) hours) after receipt by WaFd (or any of its representatives) of (i) any Acquisition Proposal or (ii) any written request for information relating to WaFd or any of its Subsidiaries or for access to the business, properties, assets, books or records of WaFd or any of its Subsidiaries by any third party that, to the knowledge of WaFd or any member of its board of directors, is considering making, is reasonably likely to make or has made, an Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant third party and, to the extent known, the material terms and conditions of, any such Acquisition Proposal (including any material changes thereto). WaFd shall keep EverBank reasonably informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal (including any changes thereto) and shall promptly (but in no event later than forty-eight (48) hours after receipt) provide to EverBank copies of all material correspondence and written materials sent or provided to WaFd or any of its Affiliates that describes any material terms or conditions of any such Acquisition Proposal.

(h)          Notwithstanding anything in this Agreement to the contrary, but without limiting or affecting Section 6.4(e), Section 6.4(f) or Section 6.4(g), at any time prior to the WaFd Approval Time (and in no event after the WaFd Approval Time), the Board of Directors of WaFd may effect an WaFd Adverse Recommendation Change in connection with the receipt of an Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.4, if the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal is a Superior Proposal and the failure to take such action would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that the Board of Directors of WaFd shall not make an WaFd Adverse Recommendation Change in connection with the receipt of an Acquisition Proposal unless (i) WaFd promptly notifies EverBank, in writing at least four (4) business days before taking such action, that WaFd intends to take such action, which notice attaches the most current version of any proposed agreement or a reasonably detailed summary of all material terms of such Acquisition Proposal and the identity of the third party making such Acquisition Proposal, (ii) if requested by EverBank, during such four business day period, WaFd and its representatives have discussed and negotiated in good faith with EverBank and its representatives regarding any proposal by EverBank to amend the terms of this Agreement in response to such Acquisition Proposal and (iii) after such four (4) business day period, the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account any proposal by EverBank to amend the terms of this Agreement, that such Acquisition Proposal continues to constitute an WaFd Superior Proposal and that such failure to make an WaFd Adverse Recommendation Change would be more likely than not to result in a violation of its fiduciary duties under applicable law (it being understood and agreed that in the event of any material amendment to the financial terms or other material terms of any such Acquisition Proposal, a new written notification from WaFd consistent with that described in clause (i) of this Section 6.4(h) shall be required and a new notice period under clause (i) of this Section 6.4(h) shall commence, during which notice period WaFd shall be required to comply with the requirements of this Section 6.4(h) anew, except that such new notice period shall be for two (2) business days (as opposed to four (4) business days)).

(i)           Notwithstanding anything in this Agreement to the contrary, at any time prior to the WaFd Approval Time (and in no event after the WaFd Approval Time), the Board of Directors of WaFd may effect an WaFd Adverse Recommendation Change in response to an WaFd Intervening Event if the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that (i) WaFd shall (A) promptly notify EverBank in writing of its intention to take such action (which notice shall set forth in reasonable detail a description of the WaFd Intervening Event and the rationale for the WaFd Adverse Recommendation Change) and (B) negotiate in good faith with EverBank (to the extent EverBank wishes to so negotiate) for four (4) business days following such notice regarding revisions to the terms of this Agreement proposed by EverBank, and (ii) the Board of Directors of WaFd shall not effect any WaFd Adverse Recommendation Change involving or relating to an WaFd Intervening Event unless, after the four (4) business day period described in the foregoing clause (B), the Board of Directors of WaFd determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account any proposal by EverBank to amend the terms of this Agreement, that the failure to take such action would be more likely than not to result in a violation of its fiduciary duties under applicable law. For the purposes of this Agreement, “WaFd Intervening Event” means any material event, development or change occurring or arising after the date of this Agreement that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors of WaFd as of or prior to the date of this Agreement; provided that none of the following, in and of itself, shall constitute an WaFd Intervening Event:  (i) any Acquisition Proposal or consequence thereof, (ii) any breach of this Agreement, (iii) any change in the market price or trading volume of the WaFd Common Stock or the fact that WaFd meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (iii)), or (iv) the timing of any licenses, authorizations, permits, consents or approvals required to be obtained pursuant to this Agreement prior to the Closing in connection with the transactions contemplated by this Agreement.

6.5          No Solicitation by EverBank. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, EverBank shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors and employees not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any confidential information relating to EverBank or any of its Subsidiaries or afford access to the business, properties, assets, books or records of EverBank or any of its Subsidiaries to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any actual or potential Acquisition Proposal by, any third party that EverBank knows, or should reasonably be expected to know, is seeking to make, has made or is reasonably likely to make, an Acquisition Proposal, (iii) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, inapplicable to any third party or any Acquisition Proposal, (iv) fail to enforce, or amend or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of EverBank or any of its Subsidiaries, or (v) enter into any agreement with a third party constituting or relating to an Acquisition Proposal.

6.6         Legal Conditions to Merger.  Subject in all respects to Section 6.1, each of WaFd and EverBank shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by EverBank or WaFd or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement but subject in all respects to Section 6.1, nothing herein shall obligate or be construed to obligate WaFd or EverBank (or any of their respective affiliates) to (i) make, or to cause to be made, any payment to any third person, (ii) commence any action or proceeding or (iii) offer to grant any material accommodation (financial or otherwise) to any third person in each case in order to obtain the consent or approval of such third person under any contract, and WaFd acknowledges and agrees that the receipt of any such consent or approval of such third person under any contract shall not be a condition to Closing set forth in Article VII.

6.7          Registration; Stock Exchange Listing.

(a)         WaFd shall take such actions as are necessary and proper to be prepared to, and shall, file a registration statement in accordance with the Securities Act to register the Merger Consideration, which such registration statement shall be filed by WaFd with the SEC no later than five (5) business day prior to the First Release Date (as defined in the Shareholders Agreement) and which shall be an Automatic Shelf Registration Statement if WaFd is then eligible. WaFd may satisfy its obligations with respect to the filing of any shelf registration statement by filing with the SEC a prospectus supplement under a “universal” or other shelf registration statement of WaFd that also registers sales of securities for the account of WaFd or other holders. Notwithstanding the filing of any such registration statement, unless otherwise determined by WaFd, the Merger Consideration shall be subject to the restrictions in the shareholders agreement in the form attached hereto as Exhibit F and executed as of the date hereof (the “Shareholders Agreement”).

(b)         Prior to the Closing, WaFd shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause WaFd to be ineligible to file an Automatic Shelf Registration Statement on Form S-3.

(c)          WaFd shall use reasonable best efforts to cause the shares of WaFd Common Stock to be issued in the Merger to be approved for listing on the WaFd Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

6.8          Employee Matters.

(a)         Effective as of the Effective Time and during the one (1)-year period immediately following the Effective Time, WaFd or a Subsidiary of WaFd shall provide to each employee of WaFd,  EverBank or its Subsidiaries as of the Effective Time, who remains employed by WaFd or a Subsidiary of WaFd at and following the Effective Time (each, a “Continuing Employee”) (i) base salary or wages at least equal to that provided to the Continuing Employee as of immediately prior to the Effective Time, (ii) target cash incentive opportunities (other than any retention, change-in-control or similar one-time bonus opportunities) that are, in the aggregate, comparable, to the target cash incentive opportunities (subject to the same exceptions) provided to the Continuing Employee as of immediately prior to the Effective Time, and (iii) severance protections and benefits that are no less favorable than those provided to the Continuing Employee as of immediately prior to the Effective Time.  In order to effect an orderly and equitable transition and integration, EverBank and WaFd shall cooperate in good faith in reviewing, evaluating and analyzing the EverBank Benefit Plans and the WaFd Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the EverBank Benefit Plans or the WaFd Benefit Plans, as applicable, that will apply with respect to the Continuing Employees after the Effective Time (collectively, the “New Plans”).  EverBank, WaFd and their respective Subsidiaries shall use their commercially reasonable efforts to cause the New Plans, to the extent permitted by applicable law, to (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by WaFd Benefit Plans, on the one hand, and those covered by the EverBank Benefit Plans, on the other hand, at the Effective Time. For the avoidance of doubt, nothing in this Section 6.8(a) shall terminate, reduce or otherwise adversely affect any rights, benefits or obligations of any Continuing Employee under any employment agreement, retention agreement, change in control agreement or any other individual contract between such individual and WaFd, EverBank or their respective Subsidiaries, as applicable, as in effect immediately prior to the Effective Time (collectively, “Employee Agreements”).  Following the Effective Time, each Employee Agreement shall remain in full force and effect in accordance with its terms and shall be assumed by, and binding upon, the Surviving Corporation and its successors and assigns to the same extent as if the Surviving Corporation had been an original party thereto.

(b)          For all purposes (including purposes of vesting, eligibility to participate, severance, paid time off and level of benefits) under the New Plans, each Continuing Employee shall be credited with his or her years of service with WaFd and its Subsidiaries and their respective predecessors or EverBank and its Subsidiaries and their respective predecessors, as applicable, to the extent such credit was given under the analogous WaFd Benefit Plan or EverBank Benefit Plan, as applicable, prior to the Effective Time; provided that the foregoing shall not apply for purposes of benefit accrual under defined benefit plans, for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar WaFd Benefit Plan or a EverBank Benefit Plan in which such Continuing Employee participated (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life, vacation or other welfare benefits to any Continuing Employee (or his or her covered dependents) (collectively, the “New Welfare Plans”), WaFd, EverBank and their respective Subsidiaries shall take commercially reasonable efforts to cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such New Welfare Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions, exclusions and waiting periods would apply with respect to the analogous WaFd Benefit Plan or EverBank Benefit Plan, and take commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding Old Plan during the portion of the plan year of such Old Plans ending on the date such Continuing Employee’s participation in the corresponding New Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such New Welfare Plan.

(c)          The parties hereby acknowledge that the consummation of the Merger and the other transactions contemplated by this Agreement shall be deemed to be a “change in control” (or similar phrase) within the meaning of each applicable WaFd Benefit Plan and shall not be deemed to be a “change in control” (or similar phrase) within the meaning of each applicable EverBank Benefit Plan.

(d)          Prior to the Effective Time, any broad-based notices or communication materials (including website postings), and the script or other materials for any town hall meetings or other verbal communications, from WaFd or EverBank or either party’s Subsidiaries or Affiliates to its employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Merger or employment thereafter, shall be disclosed in advance to the other party such that the other party is given a reasonable period of time to review and comment on the communication (with such review and comment period not to exceed five (5) business days), which comments shall be considered by the communicating party in good faith; provided that no such disclosure shall be required for any communications that are consistent in all respects with previous communications made in accordance with this Agreement. Prior to the Effective Time, the parties shall cooperate with respect to employee onboarding, orientation, training, transition and related personnel matters.  In furtherance of the foregoing, each party shall use commercially reasonable efforts to make available such of its employees and other personnel as may be reasonably requested by the other party to participate in meetings, training sessions, onboarding activities and related transition-planning efforts, provided that any such cooperation and participation shall be conducted in compliance with applicable law, including applicable labor, employment, antitrust and competition laws.

(e)         Nothing in this Section 6.8 shall prohibit WaFd, EverBank or any of their respective Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating, amending or terminating any WaFd Benefit Plan, EverBank Benefit Plan, New Plan or any other compensation or benefit plan, program, policy, practice, agreement or arrangement sponsored or maintained by WaFd, EverBank or any of their respective Subsidiaries, and nothing in this Agreement shall otherwise require WaFd, EverBank or any of their respective Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of this Section 6.8 are solely for the benefit of the parties hereto, and no current or former employee, officer, director, manager or consultant, or any other individual, shall be regarded for any purpose as a third party beneficiary of this Section 6.8 and nothing herein shall be deemed to be a guarantee to any Continuing Employee of (i) employment or (ii) any specific term or condition of employment.

6.9          Indemnification; Insurance.

(a)          At or prior to the Effective Time, EverBank and WaFd shall each purchase past acts and extended reporting period insurance coverage under its (i) current directors and officers insurance policy, (ii) employment practices liability insurance policy and (iii) bankers professional insurance policy (provided that EverBank or WaFd may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at the Effective Time or during at least the six (6) year period immediately preceding the Effective Time (including the transactions contemplated by this Agreement) and (y) is in effect for a period of at least six (6) years from and after the Effective Time; provided, however, that EverBank and WaFd shall each not expend, on an annual basis, for such extended insurance coverage an amount in excess of 300% of the current annual premium paid as of the date hereof by EverBank or WaFd, respectively, for such insurance.

(b)         From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date hereof by EverBank or WaFd, as applicable, pursuant to EverBank Articles, EverBank Bylaws, WaFd Articles, WaFd Bylaws, the governing or organizational documents of any Subsidiary of EverBank or WaFd and the indemnification agreements in existence as of the date hereof (as set forth in Section 6.9(b) of the EverBank Disclosure Schedule or the WaFd Disclosure Schedule, as applicable), each present and former director or officer of EverBank, WaFd and their respective Subsidiaries (in each case, when acting in such capacity) (collectively, “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of EverBank, WaFd or any of their respective Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that, in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(c)         The provisions of this Section 6.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.9.

(d)          The obligations of the Surviving Corporation, WaFd and EverBank under this Section 6.9 shall not be terminated or modified in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 6.9 without the prior written consent of the affected person.

(e)          Prior to the Closing Date, WaFd shall take, or cause to be taken, the actions set forth on Section 6.9(e) of the WaFd Disclosure Schedule.

6.10       Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest WaFd or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.11        Advice of Changes.  WaFd and EverBank shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.11 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.12        Dividends.  After the date of this Agreement, each of EverBank and WaFd shall coordinate with the other the declaration of any dividends in respect of EverBank Common Stock and WaFd Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of EverBank Common Stock shall not receive two dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of EverBank Common Stock and any shares of WaFd Common Stock any such holder receives in exchange therefor in the Merger.

6.13        Public Announcements.  The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by EverBank and WaFd.  Thereafter, each of the parties agrees that no public release, statement or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law, or any listing agreement with or rule of any national securities exchange or association, the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, or for any communication permitted by Section 6.4, in which case the party required to make the release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release, statement or announcement in advance of such issuance or (b) for such releases, announcements or statements made in consultation with the other party that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.

6.14       Change of Method.  EverBank and WaFd shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of WaFd Common Stock received by holders of EverBank Common Stock in exchange for each share of EverBank Common Stock, (b) adversely affect the Tax treatment of holders of EverBank Common Stock or WaFd Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of EverBank or WaFd pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.15      Takeover Restrictions.  Each party and its Subsidiaries shall not take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party and its Subsidiaries shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect.  If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.16       Litigation and Claims.  Each of WaFd and EverBank shall, to the extent permitted by applicable law, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of WaFd or EverBank, as applicable, threatened against WaFd, EverBank or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by WaFd, EverBank, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

6.17        Assumption of Debt.  Effective at the Effective Time or at the effective time of the Bank Merger for any debt and other obligations of EverBank or WaFd Bank under the indentures and agreements set forth on Section 6.17 of the EverBank Disclosure Schedule or Section 6.17 of the WaFd Disclosure Schedule, as applicable, WaFd or EverBank, N.A., respectively, shall assume the due and punctual performance and observance of the covenants to be performed by EverBank or WaFd Bank, respectively, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes and other obligations governed thereby, to the extent set forth in such indentures and agreements.  In connection therewith, (a) WaFd and EverBank shall, and shall cause WaFd Bank and EverBank, N.A. respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures required by the applicable indentures and other agreements and (b) WaFd shall, and shall cause WaFd Bank to, and EverBank shall, and shall cause EverBank, N.A. to, use commercially reasonable efforts to execute and deliver any officer’s certificates or other documents, and the parties hereto shall cooperate and use commercially reasonable efforts to provide any opinion of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

6.18        Certain Tax Matters.

(a)         Neither WaFd nor EverBank shall, nor shall they permit their respective Subsidiaries to, take any action or knowingly fail to take any action, which act or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of WaFd and EverBank shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify.  WaFd shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(b)         Each of WaFd and EverBank shall (i) use reasonable best efforts to obtain the WaFd Tax Opinion and EverBank Tax Opinion, respectively and (ii) upon request by the other, use reasonable best efforts and reasonably cooperate with one another in connection with the issuance of the EverBank Tax Opinion and the WaFd Tax Opinion.  In connection with the foregoing, each of WaFd and EverBank shall deliver to each Tax Counsel, upon request therefor, certificates (dated as of the necessary dates and signed by an authorized officer of WaFd or EverBank, as applicable) containing appropriate certifications, representations, warranties and covenants in form and substance reasonably satisfactory to each such Tax Counsel.  Each of WaFd and EverBank shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in such certificates.

(c)          At or prior to Closing, EverBank shall deliver to WaFd (x) a duly executed certificate in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that EverBank was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (y) a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), together with written authorization for WaFd to deliver such notice to the IRS on behalf of EverBank after the Closing.

6.19        Governance Matters.

(a)          Prior to the Effective Time, WaFd shall take all actions necessary to adopt the WaFd Bylaw Amendment and to effect the requirements referenced therein that are to be effected at the Effective Time. Effective as of the Effective Time, in accordance with the WaFd Bylaw Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Corporation and the full Board of Directors of EverBank, N.A. shall each be thirteen (13).  Of the members of the initial Board of Directors of the Surviving Corporation and of the initial Board of Directors of EverBank, N.A. as of the Effective Time, seven (7) shall be designated by EverBank and shall include Robert Radway and Greg Seibly (collectively, the “Initial EverBank Directors”) and six (6) shall be designated WaFd and shall include Brent Beardall (collectively, the “Initial WaFd Directors”), in each case, subject to meeting the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of each of the Board of Directors of WaFd and Board of Directors of EverBank, N.A..  Effective as of the Effective Time, the seven (7) Initial EverBank Directors, on the one hand, and the six (6) Initial WaFd Directors, on the other hand, shall be as nearly evenly as possible apportioned among the different classes of the Board of Directors of the Surviving Corporation such that each class of the Board of Directors shall consist of two (2) Legacy WaFd Directors and at least two (2) Legacy EverBank Directors.  From and after the Effective Time through the fourth anniversary of the Effective Time, any vacancy on the Board of Directors of the Surviving Corporation or EverBank, N.A. shall be filled in accordance with the terms of the WaFd Bylaw Amendment.

(b)         Effective as of the Effective Time, (a) Mr. Robert Radway shall serve as the Chairman of the Board of Directors of the Surviving Corporation and of the Board of Directors of EverBank, N.A., (b) Mr. Greg Seibly shall serve as Chief Executive Officer of the Surviving Corporation and EverBank, N.A. and as a member of the Board of Directors of the Surviving Corporation and of the Board of Directors of EverBank, N.A. and (c) Mr. Brent Beardall shall serve as President of the Surviving Corporation and EverBank, N.A. and as a member of the Board of Directors of the Surviving Corporation and of the Board of Directors of EverBank, N.A..

(c)          The bylaws of EverBank, N.A. in effect as of the effective time of the Bank Merger shall be consistent in all respects with the foregoing provisions of this Section 6.19.

(d)          WaFd shall take all such actions as may be required to cause the corporate name of the Surviving Corporation to be changed to “EverBank Financial Corp” effective immediately following the Effective Time.

6.20       Certain Finance and Reimbursement Matters.  EverBank and WaFd shall take the actions set forth on Section 6.20 of the WaFd Disclosure Schedule.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval.  EverBank Stockholder Approval and the WaFd Stockholder Approval shall have been obtained.

(b)          Stock Exchange Listing.  The shares of WaFd Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the WaFd Stock Exchange, subject to official notice of issuance.

(c)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(d)         Regulatory Approvals.  (i) All regulatory authorizations, consents, orders, approvals or waiver of prior approvals from (or notices to) the Federal Reserve Board and the Office of the Comptroller of the Currency and the State of Washington shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2          Conditions to Obligations of WaFd.  The obligation of WaFd to effect the Merger is also subject to the satisfaction, or waiver by WaFd, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of EverBank set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to EverBank, N.A. only), 3.2(b), 3.2(c) (with respect to EverBank, N.A. only), and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of EverBank set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on EverBank or the Surviving Corporation.

(b)          Performance of Obligations of EverBank.  EverBank shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Tax Opinion.  WaFd shall have received the opinion of Simpson Thacher and Bartlett LLP, or, if Simpson Thacher and Bartlett LLP  is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as determined by WaFd and that is reasonably acceptable to EverBank (“WaFd Tax Counsel”), in form and substance reasonably satisfactory to WaFd, dated as of the Closing Date, to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “WaFd Tax Opinion”).  In rendering such opinion, WaFd Tax Counsel may require and rely upon the certificates that shall be provided to it by each of WaFd and EverBank pursuant to Section  6.18(b).

(d)          Officer’s Certificate.  WaFd shall have received a certificate signed on behalf of EverBank by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3          Conditions to Obligations of EverBank.  The obligation of EverBank to effect the Merger is also subject to the satisfaction or waiver by EverBank at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of WaFd set forth in (i) Sections 4.2(a) and 4.9(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to WaFd Bank only), 4.2(c) (with respect to WaFd Bank only), and 4.3(a) (in each case, after giving effect to the lead-in to  Article IV) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of WaFd set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on WaFd.

(b)          Performance of Obligations of WaFd.  WaFd shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate.  EverBank shall have received a certificate signed on behalf of WaFd by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)         Tax Opinion.  EverBank shall have received the opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as determined by EverBank and that is reasonably acceptable to WaFd (“EverBank Tax Counsel”), in form and substance reasonably satisfactory to EverBank, dated as of the Closing Date, to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “EverBank Tax Opinion”).  In rendering such opinion, EverBank Tax Counsel may require and rely upon the certificates that shall be provided to it by each of WaFd and EverBank pursuant to Section 6.18(b).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)          by mutual consent of WaFd and EverBank in a written instrument;

(b)         by either WaFd or EverBank if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either WaFd or EverBank if the Merger shall not have been consummated on or before September 6, 2027 (the “Termination Date”); provided that (i) (x) if all conditions to Closing set forth in Article VII have been satisfied or waived, as applicable (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but (y) the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) that occurs within five (5) business days after such Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for purposes of this Agreement; and (ii) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)         by either WaFd or EverBank (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of EverBank, in the case of a termination by WaFd, or WaFd, in the case of a termination by EverBank, which breach or failure to be true, either individually or in the aggregate, with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by WaFd, or Section 7.3, in the case of a termination by EverBank, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to EverBank, in the case of a termination by WaFd, or WaFd, in the case of a termination by EverBank, or by its nature or timing cannot be cured during such period;

(e)          by EverBank prior to the WaFd Approval Time in the event that (i) WaFd materially breaches Section 6.4 or (ii) the Board of Directors of WaFd makes an WaFd Adverse Recommendation Change;

(f)           by either EverBank or WaFd if the WaFd Meeting (including any adjournments or postponements thereof) shall have concluded and the WaFd Stockholder Approval shall not have been obtained; or

(g)          by WaFd, if EverBank has not delivered the EverBank Written Consent to WaFd within twenty-four (24) hours following the date hereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d),(e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either WaFd or EverBank as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of WaFd, EverBank, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.13, Section 6.20 this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither WaFd nor EverBank shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination.  “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)           If this Agreement is terminated:

(i)            by EverBank pursuant to Section 8.1(e) or by EverBank or WaFd pursuant to Section 8.1(f) at a time when this Agreement was terminable by EverBank pursuant to Section 8.1(e); or

(ii)         by EverBank or WaFd pursuant to Section 8.1(f) or Section 8.1(c) without the WaFd Stockholder Approval having been obtained or by EverBank pursuant to Section 8.1(d) and, in either case (A) prior to the time of such termination, a bona fide Acquisition Proposal shall have been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to the senior management or Board of Directors of WaFd (in each case, and not withdrawn), or any person or group shall have publicly announced (in each case, and not publicly withdrawn) an intention to make an Acquisition Proposal and (B) on or prior to the first anniversary of such termination of this Agreement (1) a transaction with respect to an Acquisition Proposal is consummated or (2) a definitive agreement providing for a transaction with respect to any Acquisition Proposal is entered into by WaFd; provided that, for purposes of this Section 8.2(b)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”;

then, in each case, WaFd shall pay to EverBank (or a person designated by EverBank) in cash at the time specified in the following sentence, a fee in the amount of $101,060,629 (the “Termination Fee”). The Termination Fee shall be payable as follows: (i) in the case of Section 8.2(b)(i), in the event the Termination Fee is payable in connection with a termination of this Agreement (A) by EverBank, within two (2) business days of such termination and (B) by WaFd, substantially concurrently with, and as a condition to, such termination, and (ii) in the event the Termination Fee is payable under Section 8.2(b)(ii), substantially concurrently with, and as a condition to, the earlier of the consummation of the applicable transaction and the entry into a definitive agreement with respect to the applicable transaction.  Any payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by EverBank. In no event shall WaFd be obligated to pay the Termination Fee on more than one occasion. Any amount not paid when due pursuant to this Section 8.2 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date of such payment.

(c)         WaFd acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, EverBank would not enter into this Agreement; accordingly, if WaFd fails promptly to pay the amount due pursuant to this Section  8.2, and, in order to obtain such payment, EverBank commences a suit which results in a judgment against WaFd for the Termination Fee or any portion thereof, WaFd shall pay the costs and expenses of EverBank (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if WaFd fails to pay the amounts payable pursuant to this Section  8.2, then WaFd shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by WaFd pursuant to Section 8.2(b) and this Section 8.2(c), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of EverBank in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.9 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2         Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of EverBank Stockholder Approval or the WaFd Stockholder Approval; provided, however, that after the receipt of EverBank Stockholder Approval or the WaFd Stockholder Approval, there may not be, without further approval of such stockholders of EverBank or WaFd, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3         Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of EverBank Stockholder Approval or the WaFd Stockholder Approval, there may not be, without further approval of such stockholders of EverBank or WaFd, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4          Expenses.  Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.  Except as set forth in Section 2.2(c), subject to the occurrence of the Closing, WaFd will pay or cause to be paid all transfer (including real estate transfer), stamp and documentary Taxes imposed on WaFd, EverBank, the Surviving Corporation or their respective Subsidiaries as a result of the consummation of the Merger.

9.5         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to EverBank, to:

EverBank Financial Corp
301 West Bay Street, 25 Floor
Jacksonville, Florida 32202

Attention:	Mark Baum

E-mail:	[REDACTED]@EverBank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY  10019

Attention:	Edward D. Herlihy
Mark F. Veblen
Steven R. Green

E-mail:	EDHerlihy@wlrk.com
MFVeblen@wlrk.com
SRGreen@wlrk.com

and

if to WaFd, to:

WaFd, Inc.
425 Pike Street
Seattle, WA 98101

Attention:	Brent J. Beardall,
President and Chief Executive Officer

E-mail:	legal@wafd.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	Lee Meyerson
Ravi Purushotham
Louis Argentieri

Email:	lmeyerson@stblaw.com
rpurushotham@stblaw.com
louis.argentieri@stblaw.com

9.6         Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge of EverBank” means the actual knowledge of any of the officers of EverBank listed on Section 9.6 of the EverBank Disclosure Schedule, and the “knowledge of WaFd” means the actual knowledge of any of the officers of WaFd listed on Section 9.6 of the WaFd Disclosure Schedule.  As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided that in no event shall any portfolio company of any investment fund affiliated with any stockholder of EverBank (each, a “Holder” and, collectively, the “Holders”) be considered to be an affiliate of EverBank or any of its Subsidiaries or of (except for purposes of Section 9.15, Section 9.16 and Section 9.17) any Holder, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one (1) business day prior to the date hereof, (ii) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) business day prior to the date hereof, (e) references to a party’s “stockholders” shall mean, in the case of WaFd, its shareholders, and in the case of EverBank, its stockholders, (f) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with the normal day-to-day customs, practices and procedures of such party. The EverBank Disclosure Schedule and the WaFd Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.6) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7          Counterparts.  This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement.  This Agreement (including the EverBank Disclosure Schedule, WaFd Disclosure Schedule and other documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state (except that matters relating to the fiduciary duties of the Board of Directors of WaFd shall be governed by the laws of the State of Washington).

(b)         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

9.10       Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11       Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.9,  Section 9.15, Section 9.16 and Section 9.17, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.  Except as provided in Section 6.9, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13       Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14       Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15        Privileged Matters; Conflicts Waiver.

(a)         WaFd, on behalf of itself and its affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) (collectively, the “WaFd Related Parties”), hereby waives, and agrees not to allege, any claim that Wachtell, Lipton, Rosen & Katz (the “Identified Counsel”) has a conflict of interest or is otherwise prohibited from representing the Holders or their representatives (collectively, the “Holder Related Parties”) in any post-Closing matter or dispute with any of the WaFd Related Parties related to or involving this Agreement (including the negotiation hereof or the transactions contemplated hereby, even though the interests of one or more of the Holder Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the WaFd Related Parties and even though the Identified Counsel may have represented EverBank in a matter substantially related to such matter or dispute).

(b)         WaFd, on behalf of itself and all other WaFd Related Parties, acknowledges and agrees that EverBank’s attorney-client privilege, attorney work product protection and expectation of client confidence involving the transactions contemplated by this Agreement (but not general business matters of EverBank, to the extent they are governed by Section 9.15(c)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Holders and their affiliates, and may be waived only with the written consent of each Holder. WaFd acknowledges and agrees that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by WaFd or the Surviving Corporation upon consummation of the Closing; and (ii) in the event of a dispute between WaFd or any of its affiliates (including the Surviving Corporation and its Subsidiaries following the Closing), on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that the Surviving Corporation produce privileged materials or attorney work product of the Holders or their affiliates, WaFd shall cause the Surviving Corporation to assert such attorney-client privilege to prevent disclosure of privileged materials or attorney work product to such third party; provided that the Surviving Corporation may not waive such privilege without the prior written consent of a majority (by shareholders in EverBank) of the Holders.

(c)         WaFd acknowledges and agrees that the attorney-client privilege, attorney work product protection and expectation of client confidence involving general business matters of EverBank arising prior to the Closing that belong to both the Holders and their affiliates, on the one hand, and EverBank, on the other hand, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) any Holder or its affiliates without the prior written consent of EverBank; or (ii) by the Surviving Corporation without the prior written consent of each Holder.

(d)          This Section 9.15 is for the benefit of the Holders, the Holder Related Parties and the Identified Counsel, and the Holder Related Parties and the Identified Counsel are express third party beneficiaries of this Section 9.15.  This Section 9.15 shall be irrevocable, and no term of this Section 9.15 may be amended, waived or modified, except in accordance with Section 9.2 or Section 9.3, as the case may be, and with the prior written consent of the Holder Related Party affected thereby and the Identified Counsel, as applicable.  This Section 9.15 shall survive the Closing and shall remain in effect indefinitely.

9.16       No Recourse.  All claims, obligations, liabilities, or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based on, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the parties that are expressly identified in the preamble to this Agreement (the “Contracting Parties”).  No person who is not a Contracting Party, including any third party beneficiary pursuant to Section 9.11, any affiliate of any Contracting Party and any of their respective former, current or future direct or indirect general or limited partners, stockholders, managers, management companies, portfolio companies, equity holders, controlling persons, members, agents, incorporators, trustees or representatives of, and any advisor or lender to, any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any liability (whether in law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, including any alleged non-disclosure or misrepresentations made by any such person or as a result of the use or reliance on any information, documents or materials made available by or on behalf of any such person, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach against any such Non-Party Affiliates.  The parties agree that the Non-Party Affiliates are express third party beneficiaries of this Section 9.16.

9.17       Release.  Effective as of the Closing, except for any rights or obligations under this Agreement, WaFd, on behalf of itself and each of its Subsidiaries (including the Surviving Corporation and its Subsidiaries following the Closing) and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling persons, representatives or affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (each, a “Releasing Party” and, together, the “Releasing Parties”), hereby (subject to the provisions contained in this Section 9.17) irrevocably and unconditionally releases and forever discharges the Holders, any of their former, current or future affiliates (excluding the Surviving Corporation and its Subsidiaries), or any of their or their affiliates’ respective former, current or future direct or indirect general or limited partners, stockholders, managers, management companies, portfolio companies, equity holders, controlling persons, members, agents, incorporators, trustees or representatives, or representatives of any of the foregoing (including the Identified Counsel and any managers, directors, or officers of EverBank or any of its Subsidiaries appointed by any of the Holders) (each, a “Released Party” and, together, the “Released Parties”), respectively, from the Released Matters.  From and after the Closing, no Releasing Party shall bring any action against any Released Party, whether in law or in equity, in contract, tort or otherwise, with respect to any of the rights or claims waived and released by the Releasing Parties hereunder.  WaFd, on behalf of itself and each WaFd Releasing Party, hereby represents that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any person any Released Matters.  The invalidity or unenforceability of any part of this Section 9.17 shall not affect the validity or enforceability of the remainder of this Section 9.17, which shall remain in full force and effect.  The parties agree that the Released Parties are express third party beneficiaries of this Section 9.17. For the purposes of this Agreement, “Released Matters” means any and all actions, causes of action, executions, judgments, duties, debts, dues, accounts and claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise), which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing to the extent arising from its direct or indirect ownership of any equity interest in EverBank or any of its Subsidiaries, including the operation of EverBank and its Subsidiaries’ respective businesses, the relationship of any of the Holders or their respective affiliates with EverBank or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any such capacity, in each case occurring or arising on or prior to the Closing Date, in each case, excluding (i) in the case of any Person who is an officer, employee or service provider of EverBank or its Subsidiaries, any rights or claims relating to such Person’s engagement or employment by EverBank or its Subsidiaries, (ii) claims for fraud (whether based on common law, statute or otherwise), willful misconduct or gross negligence, (iii) rights or claims under this Agreement, the Shareholders Agreement or any other agreements enter into in connection with the transactions contemplated herein or (iv) rights or claims under commercial agreements or arrangements entered into in the ordinary course of business.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EVERBANK FINANCIAL CORP

By:	/s/ Greg Seibly
Name: Greg Seibly
Title: Chief Executive Officer

WAFD, INC.

By:	/s/ Brent Beardall
Name: Brent Beardall
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

ARTICLES OF AMENDMENT

TO

THIRD RESTATED ARTICLES OF INCORPORATION

OF

WAFD, INC.

Pursuant to the provisions of the Washington Business Corporation Act (RCW Title 23B), WaFd, Inc. (the “Corporation”) adopts the following Articles of Amendment to its Third Restated Articles of Incorporation (the “Articles”).

First: The name of the corporation is WaFd, Inc.

Second: The following amendment to the Third Restated Articles of Incorporation of the Corporation was adopted on September 6, 2026, by the Board of Directors of the Corporation pursuant to RCW 23B.06.020 and RCW 23B.10.020. Shareholder approval was not required. This amendment is effective upon filing with the Secretary of State of the State of Washington.

Third: Article 3 of the Third Restated Articles of Incorporation of the Corporation is hereby amended by adding the following as new Article 3B setting forth the terms for a new series of preferred stock with the designation, preferences, limitations, and relative rights set forth below:

Article 3B. Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B

Part 1.    Designation and Number of Shares. Of the authorized and unissued shares of preferred stock, a series of preferred stock has been designated as the “Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B” (hereinafter called “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 675,000 shares, $1.00 par value per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series B Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of preferred stock authorized to be issued under the Restated Charter of the Corporation, as amended, less all shares at the time authorized of any other series of preferred stock, and any such additional shares of Series B Preferred Stock would form a single series with the Series B Preferred Stock. Shares of Series B Preferred Stock will be dated the original issue date. Shares of outstanding Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Part 2.   Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles to the same extent as if such provisions had been set forth in full herein.

Part 3.    Definitions. The following terms are used in these Articles (including the Standard Provisions in Annex A hereto) as defined below:

a)          “Board” means the Board of Directors of the Corporation.

b)          “Common Stock” means the Common Stock, par value $1.00 per share, of the Corporation.

c)        “Corporation” means WaFd, Inc., a corporation organized and existing under the Washington Business Corporation Act of the State of Washington.

d)          “original issue date” means July 31, 2023.

e)          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.

f)          “Restated Charter” means the Third Restated Articles of Incorporation of the Corporation (as amended, restated, supplemented or otherwise modified from time to time).

g)        “Series A Preferred Stock” means the series of preferred stock of the Corporation, par value $1.00 per share, designated as the “4.875% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A”.

h)         “Series B Preferred Stock” means the series of preferred stock of the Corporation, par value $1.00 per share, designated as the “Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B”.

Part 4.   Certain Voting Matters. Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series B Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

2

Annex A

STANDARD PROVISIONS

Section 1.             Definitions.

“adjustments” has the meaning set forth in Section 3(b).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” has the meaning set forth in Section 9(c).

“Definitive Series B Certificate” means one or more certificates representing shares of Series B Preferred Stock registered in the name of the holder thereof and issued in accordance with Section 10, except that any such Definitive Series B Certificate shall not bear the Global Certificate Legend and shall not have a schedule of increases or decreases.

“dividend payment date” has the meaning set forth in Section 3(c).

“dividend period” has the meaning set forth in Section 3(a).

“dividend rate” has the meaning set forth in Section 3(a).

“DTC” means The Depository Trust Company.

“ERISA” has the meaning set forth in Section 9(c).

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“first reset date” has the meaning set forth in Section 3(a).

“Global Certificate Legend” means the global certificate legend set forth in Annex C hereto, which is required to be placed on all Global Certificates issued under these Articles.

“Global Certificates” means one or more global certificates representing shares of Series B Preferred Stock registered in the name of the holder thereof that bears the Global Certificate Legend.

“H.15” has the meaning set forth in Section 3(b).

“junior securities” has the meaning set forth in Section 2(a).

“parity securities” has the meaning set forth in Section 2(b).

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

“QIB” has the meaning set forth in Section 9(a).

“rate substitution event” has the meaning set forth in Section 3(b).

“Regulation S” has the meaning set forth in Section 9(a).

“Regulation S Global Certificate” has the meaning set forth in Section 10(c).

“Regulation S Shares” has the meaning set forth in Section 10(c).

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series B Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series B Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series B Preferred Stock then outstanding as “additional Tier I capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series B Preferred Stock is outstanding.

“reference rate” has the meaning set forth in Section 3(b).

“replacement rate” has the meaning set forth in Section 3(b).

“Resale Restriction Termination Date” has the meaning set forth in Section 10(g).

“reset date” has the meaning set forth in Section 3(b).

“reset dividend determination date” has the meaning set forth in Section 3(b).

“reset period” has the meaning set forth in Section 3(b).

“Rule 144A” has the meaning set forth in Section 9(a).

“Rule 144A Global Certificate” has the meaning set forth in Section 10(b).

“Rule 144A Shares” has the meaning set forth in Section 10(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as now in effect or as the same may from time to time be amended, re-enacted or replaced.

“Series B Stock Certificate” means one or more certificates evidencing ownership of a share or shares of Series B Preferred Stock, which will exclusively be in the form of one or more Global Certificates as of the original issue date and may be represented by Definitive Series B Certificates only as provided in Section 10.

“Similar Law” has the meaning set forth in Section 9(c).

Section 2.            Ranking. The shares of Series B Preferred Stock shall rank:

(a)         senior, with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series B Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (such securities, “junior securities”).

(b)         on a parity, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, with the Series A Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up, as the case may be (such securities, “parity securities”).

(c)         The Corporation may authorize and issue additional shares of junior securities and parity securities without the consent of the holders of the Series B Preferred Stock.

Section 3.            Dividends.

(a)          Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under applicable laws and regulations, including applicable capital adequacy guidelines, non-cumulative cash dividends for each quarterly dividend period (as defined below) based on the liquidation preference of the Series B Preferred Stock of $1,000 per share at the following dividend rates (as applicable, the “dividend rate”):

(i)          from the original issue date to, but excluding, August 15, 2028 (the “first reset date”) at a fixed rate per annum of 6.50%; and

(ii)         from and including the first reset date, during each reset period (as defined below), at a rate per annum equal to the five-year U.S. Treasury rate as of the most recent reset dividend determination date (as defined below) plus a spread of 2.36%.

A “dividend period” means the period from and including a dividend payment date (as defined below) to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of Series B Preferred Stock.

(b)         For any reset period beginning on or after the first reset date, the “five-year U.S. Treasury rate” will be determined by the calculation agent as the average of the yields on actively traded U.S. treasury nominal/ non-inflation-indexed securities adjusted to constant maturity, for five-year maturities, for the five Business Days preceding the applicable reset dividend determination date appearing (or, if fewer than five Business Days so appear, for such number of Business Days appearing) in the most recently published H.15 (as defined below) as of 5:00 p.m. (Eastern Time) on the applicable reset dividend determination date.

Notwithstanding the foregoing, if the Corporation or the Corporation’s designee (which may be an affiliate of the Corporation), after consulting with the Corporation, determines on the relevant reset dividend determination date that the then-current reference rate (which as of the original issue date of the Series B Preferred Stock is the five-year U.S. Treasury rate) cannot be determined in the manner then applicable for such reference rate (a “rate substitution event”), the Corporation or such designee, after consulting with the Corporation, may determine whether there is an industry-accepted successor rate to the then-current reference rate (such industry-accepted successor rate, the “replacement rate”). If the Corporation or such designee, after consulting with the Corporation, determines there is such a replacement rate, then the replacement rate will replace the then-current reference rate (as defined below) for all purposes relating to the Series B Preferred Stock (including the dividend rate) on such reset dividend determination date and thereafter. In addition, if a replacement rate is selected, the Corporation or the Corporation’s designee (which may be an affiliate the Corporation), after consulting with the Corporation, may then adopt and make changes to (i) the reset date (as defined below), the reset period (as defined below), the reset dividend determination date, the day count convention, the Business Day convention, the definition of Business Day and the rounding conventions to be used and (ii) any other relevant methodology or definition for calculating such replacement rate, including any spread or adjustment factor needed to make such replacement rate comparable to the then-current reference rate (which as of the original issue date of the Series B Preferred Stock is the five-year U.S. Treasury rate), in each case in a manner that is substantially consistent with industry-accepted practices for the use of such replacement rate (the “adjustments”). If the Corporation or the Corporation’s designee (which may be an affiliate the Corporation), after consulting with the Corporation, determines that there is no such replacement rate, then the reference rate for the applicable reset dividend determination date will be deemed to be the same rate determined for the prior reset dividend determination date or, in the case of the first reset dividend determination date, 6.50%.

As used herein, “H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve or any successor, and “reference rate” means, initially, the five-year U.S. Treasury rate; provided that if a rate substitution event has occurred with respect to the five-year U.S. Treasury rate or the then-current reference rate, then “reference rate” means the applicable replacement rate.

A “reset date” means the first reset date and each date falling on the fifth anniversary of the preceding reset date. If any reset date falls on a date that is not a Business Day, such reset date will not be adjusted.

A “reset period” means the period from and including the first reset date to, but excluding, the next following reset date and thereafter each successive period from, and including, each reset date to, but excluding, the next following reset date.

A “reset dividend determination date” means, in respect of any reset period, the day falling three Business Days prior to the first day of such reset period.

In the event that the Corporation issues additional shares of Series B Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date if such shares are issued prior to the first dividend payment date and otherwise will accrue from the date on which such shares are issued (if it is a dividend payment date) or the dividend payment date next preceding the date on which such shares are issued.

(c)          If declared by the Board or a duly authorized committee of the Board, the Corporation will pay dividends on the Series B Preferred Stock quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2023 (each such date, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a Business Day, then the dividend payment date will be the next Business Day without any adjustment to the amount of dividends paid.

(d)         Dividends will be payable to holders of record of Series B Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by the Board or a duly authorized committee of the Board.

(e)         Dividends payable on the shares of Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the shares of Series B Preferred Stock called for redemption.

(f)         The applicable dividend rate for each reset period from and including the first reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify the Corporation of the dividend rate for the reset period. Any calculation or determination by the calculation agent with respect to the dividend rate will be made in the calculation agent’s sole discretion and will be conclusive and binding absent manifest error.

(g)         Any determination, decision or selection that may be made by the Corporation or the Corporation’s designee (which may be an affiliate the Corporation), after consulting with the Corporation, pursuant to the provisions of the Series B Preferred Stock (including provisions relating to a rate substitution event, such as any determination with respect to tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or make or refrain from making any selection) will be made in the Corporation’s or such designee’s sole discretion, will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary herein, shall become effective without consent from the holders of the Series B Preferred Stock or any other party.

(h)         Dividends on the Series B Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series B Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and the Corporation will have no obligation to pay any dividend for that dividend period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future dividend period with respect to the Series B Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(i)          During a dividend period, so long as any share of Series B Preferred Stock remains outstanding:

(1)         no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any junior securities, other than (i) a dividend payable solely in junior securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2)         no shares of junior securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of junior securities for or into other junior securities, (ii) the exchange or conversion of one share of junior securities for or into another share of junior securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities, (iv) purchases, redemptions or other acquisitions of shares of junior securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior securities pursuant to a contractually binding requirement to buy junior securities existing prior to the preceding Series B Preferred Stock dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in junior securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)         no shares of parity securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such parity securities, if any, (ii) as a result of a reclassification of parity securities for or into other parity securities, (iii) the exchange or conversion of parity securities for or into other parity securities or junior securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity securities or junior securities, (v) purchases of shares of parity securities pursuant to a contractually binding requirement to buy parity securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporations of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in parity securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Series B Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

(j)          The Corporation will not declare or pay or set apart funds for the payment of dividends on any parity securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series B Preferred Stock. When dividends are not paid in full upon the shares of Series B Preferred Stock and any parity securities, all dividends declared upon shares of Series B Preferred Stock and any parity securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series B Preferred Stock, and accrued dividends, including any accumulations, on any parity securities, bear to each other for the then-current dividend period.

(k)         Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any junior securities or parity securities from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.

(l)          Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy regulations, rules, requirements, guidelines and policies established by the Office of the Comptroller of the Currency and/or the Federal Reserve.

Section 4.            Liquidation.

(a)         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series B Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series B Preferred Stock, before any distribution of assets is made to holders of Common Stock or any junior securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series B Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)         In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series B Preferred Stock and all holders of any parity securities, the amounts paid to the holders of Series B Preferred Stock and to the holders of all parity securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series B Preferred Stock and any parity securities, the holders of the Corporation’s junior securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)         For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.            Redemption.

(a)          Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series B Preferred Stock is not redeemable prior to the first reset date (August 15, 2028). On and after that date, Series B Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any dividend payment date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends. Holders of Series B Preferred Stock will have no right to require the redemption or repurchase of Series B Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series B Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, upon notice given as provided in Subsection (b) below.

(b)         If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series B Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares representing Series B Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c)          In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot or (3) in such other manner as the Board or any duly authorized committee of the Board may determine to be fair and equitable.

(d)         Any redemption of the Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Federal Reserve (or any successor appropriate federal banking regulator or agency) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve (or any successor appropriate federal banking regulator or agency) applicable to redemption of the Preferred Stock.

Section 6.            Voting Rights.

(a)          Except as provided below or as expressly required by law, the holders of shares of Series B Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b)         So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Restated Charter, as amended, so as to materially adversely affect the powers, preferences, privileges or rights of Series B Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series B Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series B Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series B Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series B Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity or any entity controlling the surviving entity and (ii) the shares of the remaining Series B Preferred Stock or new preferred securities have terms that are, on the whole, not materially less favorable than the Series B Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed.

(c)          If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series B Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series B Preferred Stock entitled thereto shall have been paid, in full, the holders of shares of Series B Preferred Stock shall have the right, voting as a class with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Board, subject to any required governmental or regulatory approvals, to hold office for a term of one year; provided that the Board shall at no time include more than two additional directors elected by holders of Series B Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, voting together as one class. Upon such payment in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series B Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series B Preferred Stock terminate for any reason, including under circumstances described above under Section 5, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 5), and the terms of any additional directors elected by the holders of Series B Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of Preferred Stock have similarly terminated.

Section 7.            Conversion Rights. The holders of shares of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8.            Preemptive Rights. The holders of shares of Series B Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9.            Transfer Restrictions.

(a)          (1) In the case of any Rule 144A Shares (as defined below), prior to the date which is one year after the later of the original issue date and the last date on which the Corporation or any Affiliate of the Corporation was the owner of such shares or a beneficial interest in a Series B Certificate representing such shares and (2) in the case of Regulation S Shares (as defined below), 40 days after the original issue date, no holder or beneficial owner of shares of Series B Preferred Stock may transfer any shares of Series B Preferred Stock owned by it except:

(i)          pursuant to an effective registration statement under the Securities Act;

(ii)         for so long as the shares are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A (a “QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A;

(iii)         pursuant to an offer, sale or other transfer to non-U.S. Persons that occur outside the United States within the meaning of Regulation S as adopted by the SEC (“Regulation S”);

(iv)         pursuant to another available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; or

(v)          to the Corporation or any of its Affiliates,

subject to the Corporation’s and the transfer agent’s right prior to any offer, sale or other transfer pursuant to clause (iii) or clause (iv) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

(b)

(i)          Series B Stock Certificates representing Rule 144A Shares (as defined below) shall bear the applicable restrictive legend set forth in Annex B hereto until such legend is removed by the Corporation in accordance with the procedures set forth in Section 10(g).

(ii)         Series B Stock Certificates representing Regulation S Shares (as defined below) shall bear the applicable restrictive legend set forth in Annex B hereto until the end of the restricted period, at which time all Regulation S Shares shall be freely tradeable by non-Affiliates in accordance with Section 10(h).

(c)         Each transferee of shares of Series B Preferred Stock will be deemed to have represented and agreed that either (i) the transferee is not acquiring or holding such share of Series B Preferred Stock or interest therein with the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (C) any entity whose underlying assets are deemed under ERISA to include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (D) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or non-U.S. plan (as described in Section 4(b)(4) of ERISA) that is subject to any U.S. federal, state or local laws or non-U.S. laws that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”); or (ii) the acquisition, holding and disposition of such share of Series B Preferred Stock or interest therein by the purchaser will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.

(d)         Notwithstanding anything herein to the contrary, without the prior written consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed, neither a holder or beneficial owner of Series B Preferred Stock nor any transferee of shares of Series B Preferred Stock shall transfer any Series B Preferred Stock to any Person who has not (i) delivered to the Corporation a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9, certifying that such Person is a “United States person” (as defined in Section 7701(a)(30) of the Code), or applicable Internal Revenue Service Form W-8, evidencing that such Person is either (x) a “withholding foreign partnership” for U.S. federal income tax purposes or (y) eligible for a 0% rate of withholding with respect to U.S.-source dividends under Section 892 of the Code or an applicable treaty or (ii) made arrangements reasonably satisfactory to the Corporation to ensure that the Corporation will not bear unreimbursed withholding tax liability with respect to the Series B Preferred Stock as a result of such transfer.

Section 10.          Global Certificates for Stock; Transfer and Exchange.

(a)          The Corporation may at its option issue shares of Series B Preferred Stock without certificates.

(b)         Shares of Series B Preferred Stock offered and sold in reliance on Rule 144A (the “Rule 144A Shares”) shall be in the form of one or more permanent Global Certificates, including the legend set forth in Annex B hereto (the “Rule 144A Global Certificate”), authenticated by the transfer agent. The Rule 144A Global Certificate will be deposited with, or on behalf of, the transfer agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the beneficial owners of the Series B Preferred Stock represented thereby (or to such other accounts as they may direct). The number of shares of Series B Preferred Stock represented by the Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the transfer agent, as custodian for DTC or its nominee, as hereinafter provided.

(c)          Shares of Series B Preferred Stock offered and sold in reliance on Regulation S (the “Regulation S Shares”) shall be in the form of one or more permanent Global Certificates, including the legend set forth in Annex B hereto (the “Regulation S Global Certificate”), authenticated by the transfer agent. The Regulation S Global Certificate will be deposited with, or on behalf of, the transfer agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the beneficial owners of the Series B Preferred Stock represented thereby (or to such other accounts as they may direct). The number of shares of Series B Preferred Stock represented by the Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the transfer agent, as custodian for DTC or its nominee, as hereinafter provided.

(d)         A holder may transfer shares of Series B Preferred Stock to another Person or exchange a Series B Certificate for another Series B Certificate by presenting to the transfer agent a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by the transfer agent, except that any transfers or exchanges between the Rule 144A Global Certificate and the Regulation S Global Certificate, or vice versa, shall be made as set forth in Section 10(g) or Section 10(h), as applicable. The transfer agent will promptly register any transfer or exchange that meets the applicable requirements by noting the same in the register maintained by the transfer agent for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Definitive Series B Certificate (or a beneficial interest therein) may only be made in accordance with applicable law and these Articles, as applicable, and, in the case of a Global Certificate (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The transfer agent shall refuse to register any requested transfer or exchange that does not comply with these Articles. A Global Certificate may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

(e)         The transfer and exchange of beneficial interests in Global Certificates shall be effected through DTC, in accordance with these Articles (including restrictions on transfer set forth in Section 9, as applicable) and the procedures of DTC therefor. A transferor of a beneficial interest in a Global Certificate shall deliver a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC to be credited with a beneficial interest in such Global Certificate or another Global Certificate and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Certificate and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Certificate being transferred.

(f)          A registration of transfer or exchange of beneficial interests in a Regulation S Global Certificate for beneficial interests in the Rule 144A Global Certificate prior to the Resale Restriction Termination Date (as defined below) shall be made upon the receipt by the transfer agent or its agent of a certificate substantially in the form set forth in Annex E hereto from the proposed transferee.

(g)          Promptly following the one year anniversary of the original issue date, the Corporation shall (i) if Rule 144A Shares are represented by one or more Rule 144A Global Certificates, comply with any applicable DTC procedures for delegending or otherwise exchanging any such Global Certificate for a Global Certificate not bearing the restrictive legend set forth in Annex B hereto and changing the restricted CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and (ii) if Rule 144A Shares are represented by Definitive Series B Certificates, (1) instruct the transfer agent to cancel any such Definitive Series B Certificates and (2) issue to the holder thereof (or its transferee) a new Definitive Series B Certificate representing the same number of shares of Series B Preferred Stock, registered in the name of the holder thereof (or its transferee), that does not bear the legend set forth on Annex B, if, in the case of both (i) and (ii), the Corporation determines in its sole discretion (upon the advice of counsel and such other certifications and evidence as the Corporation may reasonably require) that Rule 144A Shares are eligible for resale by non-Affiliates of the Corporation pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy certain conditions to ensure that transfers thereof are effected in compliance with the Securities Act (the date on which the Corporation makes such a determination in the affirmative, the “Resale Restriction Termination Date”).

(h)         Prior to the expiration of the restricted period, interests in the Regulation S Global Certificate may only be held through Euroclear or Clearstream. During the restricted period, beneficial ownership of interests in the Regulation S Global Certificate may only be sold, pledged or otherwise transferred through Euroclear or Clearstream in accordance with the rules and procedures of Euroclear and Clearstream, to the extent applicable to such transaction and as in effect from time to time. Transfers by an owner of a beneficial interest in the Rule 144A Global Certificate to a transferee who takes delivery of such interest through the Regulation S Global Certificate before the Resale Restriction Termination Date, shall be made only upon receipt by the transfer agent of a certification in the form provided in Annex D hereto, and such interest transferred shall be held immediately thereafter through Euroclear or Clearstream. Regulation S Shares shall be freely tradable by non-Affiliates of the Corporation after the restricted period ends. Following the Resale Restriction Termination Date, if the Regulation S Shares are represented by one or more Regulation S Global Certificates, the Corporation shall follow applicable DTC procedures to change the CUSIP number for the Regulation S Shares to the unrestricted CUSIP number applicable to the Rule 144A Shares at that time, if such DTC procedures exist at such time.

(i)

(i)          Except as provided below, owners of beneficial interests in Global Certificates will not be entitled to receive Definitive Series B Certificates. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Series B Certificates in exchange for their beneficial interests in a Global Certificate upon written request in accordance with DTC’s and the transfer agent’s procedures. In addition, Definitive Series B Certificates shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Certificate if(x) DTC notifies the Corporation that it is unwilling or unable to continue as depositary for such Global Certificate or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Corporation within 90 days of such notice or (y) the Corporation in its sole discretion executes and delivers to the transfer agent an officer’s certificate stating that such Global Certificate shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding two sentences, the Corporation shall promptly make available to the transfer agent a reasonable supply of Definitive Series B Certificates.

(ii)          Any Definitive Series B Certificate delivered in exchange for an interest in a Global Certificate pursuant to this Section 10(i) shall, bear the appropriate legend set forth in Annex B, (1) in the case of Rule 144A Shares, if a Definitive Series B Certificate will be issued before the Resale Restriction Termination Date and (2) in the case of Regulation S Shares, if a Definitive Series B Certificate will be issued before the last date of the restricted period, and be registered in the name of the holder of the Definitive Series B Certificate.

(iii)        If a Definitive Series B Certificate is transferred or exchanged for a beneficial interest in a Global Certificate, the transfer agent will (x) cancel such Definitive Series B Certificate, (y) record an increase in the number of shares of Series B Preferred Stock represented by such Global Certificate equal to the number of shares of Series B Preferred Stock of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series B Certificate, the Corporation shall execute, and the transfer agent shall, upon written request of the Corporation, authenticate and make available for delivery, to the transferring holder a new Definitive Series B Certificate representing the shares of Series B Preferred Stock not so transferred.

(iv)        If a Definitive Series B Certificate is transferred or exchanged for another Definitive Series B Certificate, (x) the transfer agent will cancel the Definitive Series B Certificate being transferred or exchanged, (y) the Corporation shall execute, and the transfer agent shall authenticate and make available for delivery, one or more new Definitive Series B Certificates representing the number of shares of Series B Preferred Stock of such transfer or exchange to the transferee (in the case of a transfer) or the holder of the canceled Definitive Series B Certificate (in the case of an exchange), registered in the name of such transferee or holder, as applicable, and (z) if such transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series B Certificate, the Corporation shall execute, and the transfer agent shall, upon written request of the Corporation, authenticate and make available for delivery to the holder thereof, one or more Definitive Series B Certificates representing the number of shares of Series B Preferred Stock equal to the untransferred or unexchanged shares of Series B Preferred Stock represented by the canceled Definitive Series B Certificates, registered in the name of the holder thereof.

(v)         Prior to the Resale Restriction Termination Date, a registration of transfer or exchange of beneficial interests in Definitive Series B Certificates representing Rule 144A Shares to a QIB shall be made upon the representation of the transferee in the form as set forth on the applicable Series B Stock Certificate that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Corporation as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Section 11.          Reports. For so long as any shares of Series B Preferred Stock remain outstanding, and notwithstanding that the Corporation may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the SEC through the Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Corporation will furnish to the transfer agent and registrar and, upon request, to holders of the shares of Series B Preferred Stock, beneficial owners of the shares of Series B Preferred Stock and prospective investors of the shares of Series B Preferred Stock that certify to the Corporation’s reasonable satisfaction that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or otherwise eligible to hold the shares of Series B Preferred Stock, copies of the Corporation’s quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including with respect to the annual information only, a report on the annual financial statements by the Corporation’s certified independent accountants, within 60 days of the end of each fiscal quarter for quarterly financial information and within 120 days of the end of each fiscal year for annual financial information; provided that (a) the information or reports referenced in this Section 11 will not be required to contain separate financial information with respect to any subsidiary of the Corporation contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Exchange Act and (b) nothing contained in these Articles shall otherwise require the Corporation to comply with the provisions of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute.

In lieu of furnishing the information or reports specified in this Section 11 to the transfer agent and registrar or, upon request, to holders of the shares of Series B Preferred Stock, beneficial owners of the shares of Preferred Stock and prospective investors of the shares of Series B Preferred Stock that certify to the Corporation’s reasonable satisfaction that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or otherwise eligible to hold the shares of Series B Preferred Stock (if such information and reports are not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system)), the Corporation may post copies of such information or reports on a non-public website (which may be maintained by the Corporation or a third party) to which access is given to holders of the shares of Series B Preferred Stock, any beneficial owner of the shares of Series B Preferred Stock and prospective investors of the shares of Series B Preferred Stock that certify to the Corporation’s reasonable satisfaction that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or otherwise eligible to hold the shares of Series B Preferred Stock.

In addition, to the extent not satisfied by the foregoing paragraphs of this Section 11, for so long as any shares of Series B Preferred Stock remain outstanding, the Corporation will furnish to the holders of the shares of Series B Preferred Stock, beneficial owners of shares of Series B Preferred Stock and to prospective investors of the shares of Series B Preferred Stock that certify to the Corporation’s reasonable satisfaction that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act), upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Delivery of reports to the transfer agent and the registrar is for information purposes only, and the receipt by the transfer agent or the registrar, as applicable, thereof shall not constitute actual or constructive notice of any information contained therein including compliance with any terms under these Articles (which the registrar and transfer agent are entitled to rely upon).

Section 12.          Transfer Agent. The duly appointed transfer agent for the Series B Preferred Stock shall be appointed by the Corporation within 90 calendar days of the date hereof. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series B Preferred Stock.

Section 13.          Registrar. The duly appointed registrar for the Series B Preferred Stock shall be appointed by the Corporation within 90 calendar days of the date hereof. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series B Preferred Stock.

Section 14.          Calculation Agent. The duly appointed calculation agent for the Series B Preferred Stock shall be appointed by the Corporation within 90 calendar days of the date hereof. The Corporation may, in its sole discretion, remove the calculation agent in accordance with the agreement between the Corporation and the calculation agent; provided that the Corporation shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. The successor calculation agent may be an affiliate of the Corporation, or the Corporation may act as calculation agent.

Section 15.          Withholding. Notwithstanding anything to the contrary, if the Corporation or other applicable withholding agent pays withholding taxes or backup withholding on behalf of a holder or beneficial owner, the Corporation or other applicable withholding agent may, at its option, set off such payments against payments of cash dividends, shares of Series B Preferred Stock or sale proceeds paid, subsequently paid or credited with respect to such holder or beneficial owner.

Annex B

Restrictive Legend

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTERESTS HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A CERTIFICATE: ONE YEAR AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE OF THIS SECURITY AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF SUCH SECURITY OR THE RELEVANT BENEFICIAL INTEREST THEREIN (OR ANY PREDECESSOR THERETO)], [IN THE CASE OF REGULATION S CERTIFICATE: 40 DAYS AFTER THE DATE OF ORIGINAL ISSUE OF THIS SECURITY], ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN OFFER, SALE OR OTHER TRANSFER TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (E) TO THE COMPANY OR ANY OF ITS AFFILIATES, SUBJECT TO THE CORPORATION’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR OTHER TRANSFER PURSUANT TO CLAUSE (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE ARTICLES, AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

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Annex C

Global Certificate Legend

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

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Annex D

Regulation S Certificate

[Date]

WaFd, Inc. (the “Company”)
425 Pike Street
Seattle Washington, 98101
Attention:  [_____]
E-mail:	[_____]

Re:          Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (the “Shares”)

Ladies and Gentlemen:

In connection with our proposed sale of Shares, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)          the offer of the Shares was not made to a person in the United States;

(b)          either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)          no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are] [are not] an Affiliate of the Company and, to our knowledge, the transferee of the Shares [is] [is not] an Affiliate of the Company.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

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Very truly yours,

[Name of transferor]

By:

Authorized Signatory

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Annex E

Rule 144A Certificate

[Date]

WaFd, Inc. (the “Company”)
425 Pike Street
Seattle Washington, 98101
Attention:  [_____]
E-mail:	[_____]

Re:          Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (the “Shares”)

Ladies and Gentlemen:

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐ A. Our proposed purchase of $        Shares.

☐ B. Our proposed exchange of $        Shares for an equal amount of Shares to be held by us.

We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”). If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account. We are aware that the transfer of Shares to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate, we have received such information regarding the Company as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

We also hereby certify that we are not an Affiliate of the Company and, to our knowledge, the transferee of the Shares is not an Affiliate of the Company.

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Very truly yours,

[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:

Name:
Title:
Address:
Date:

E-2

EXHIBIT B

FORM OF AMENDMENT TO BYLAWS OF WAFD, INC.

The Second Amended and Restated Bylaws (the “Bylaws”) of WaFd, Inc. (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 6, 2026, by and between the Corporation and EverBank Financial Corp (the “Merger Agreement”)):

The last sentence of Section 4.3 of the Bylaws will be amended and restated as follows: “Notwithstanding anything to the contrary contained in these Bylaws, the number of directors may not be less than five nor more than fifteen; provided that from the Effective Time through the Expiration Time (each as defined below), the number of directors shall be thirteen as set forth in Article IV, Section 4.16 below.”

A new Section 4.16 shall be added to Article IV, as follows:

Section 4.16.        Board Composition and Related Matters.

(a)          For purposes of these Bylaws:

(i)         “Effective Time” has the meaning set forth in the Agreement and Plan of Merger, dated as of September 6, 2026, by and between the Corporation and EverBank Financial Corp (“EverBank”), as the same may be amended from time to time (the “Merger Agreement”);

(ii)         “Expiration Time” means the fourth anniversary of the Effective Time;

(iii)        “Exchange Rules” means the applicable rules of NASDAQ or such other exchange on which the Corporation’s stock is then listed;

(iv)        “Legacy EverBank Directors” shall mean the directors of EverBank who were selected to be directors of the Corporation and the Bank by EverBank as of the Effective Time pursuant to Section 6.19 of the Merger Agreement and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Legacy EverBank Director pursuant to the terms of the Shareholders Agreement or these Bylaws;

(v)         “Legacy EverBank Nominating Committee” shall mean a committee of the Board of Directors of the Corporation comprised of all the Legacy EverBank Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the applicable Exchange Rules;

(vi)        “Legacy WaFd Directors” shall mean the directors of the Corporation who were selected to be directors of the Corporation and the Bank by the Corporation as of the Effective Time pursuant to Section 6.19 of the Merger Agreement and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Legacy WaFd Director pursuant to the terms of the Shareholders Agreement or these Bylaws;

(vii)       “Legacy WaFd Nominating Committee” shall mean a committee of the Board of Directors of the Corporation comprised of all the Legacy WaFd Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the applicable Exchange Rules;

(viii)      “Major Investor” has the meaning set forth in the Shareholders Agreement;

(ix)        “Shareholders Agreement” means that Shareholders Agreement by and among the Corporation and the Investors as set forth therein, dated as of September 6, 2026, as the same may be amended from time to time;

(b)          Effective as of the Effective Time and through the Expiration Time:

(i)       the Board of Directors and the Board of Directors of the Corporation’s wholly owned subsidiary, EverBank, National Association (the “Bank”) shall consist of thirteen (13) persons;

(ii)         the Board of Directors and the Board of Directors of the Bank shall be comprised of seven (7) Legacy EverBank Directors and six (6) Legacy WaFd Directors;

(iii)        any vacancy on the Board of Directors and the Board of Directors of the Bank resulting from the cessation of service by any Legacy EverBank Director for any reason (including because of the resignation of such director pursuant to Section 2.1(b) of the Shareholders Agreement) shall be filled in the following manner: (1) if a Major Investor has the right to nominate an individual to fill such vacancy pursuant to the Shareholders Agreement, by such Major Investor pursuant to the terms of the Shareholders Agreement and (2) if no Major Investor has the right to nominate an individual to fill such vacancy pursuant to the Shareholders Agreement, such replacement director (an “Independent EverBank Replacement Director”) shall be:

(1)          an independent director (as defined under applicable Exchange Rules) who is not affiliated or associated with any Major Investor; provided that any successor to Mr. Seibly as Chief Executive Officer of the Corporation shall not be required to be an independent director under applicable Exchange Rules; and

(2)          selected by a majority vote of the Legacy EverBank Nominating Committee (in which case the Legacy WaFd Directors shall approve the appointment or nomination (as applicable) of such individual to the extent required);

(iv)        all vacancies on the Board of Directors and the Board of Directors of the Bank resulting from the cessation of service by any Legacy WaFd Director for any reason shall be filled by a replacement director who shall be:

(1)          an independent director (as defined under applicable Exchange Rules); provided that any successor to Mr. Beardall as President of the Corporation shall not be required to be an independent director under applicable Exchange Rules; and

(2)          selected by a majority vote of the Legacy WaFd Nominating Committee (in which case the Legacy EverBank Directors shall approve the appointment or nomination (as applicable) of such individual to the extent required).

(v)         the Legacy EverBank Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat held by an Independent EverBank Replacement Director;

(vi)        the Legacy WaFd Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy WaFd Director;

(vii)       Mr. Seibly shall continue to serve as Chief Executive Officer of the Corporation and the Bank, and Mr. Beardall shall continue to serve as President of the Corporation and the Bank, in each case, unless any change in role or termination of such service is approved by the affirmative vote of at least two-thirds of the full Board of Directors or Board of Directors of the Bank, as applicable;

(viii)      Mr. Radway shall continue to serve as Chairman of the Board of Directors of the Corporation and the Bank, and the selection of any individual to replace Mr. Radway as Chairman of the Board of Directors of the Corporation or the Bank shall require the affirmative vote of at least a majority of the full Board of Directors of the Corporation or the Bank, as applicable, and any such individual shall be an independent director (as defined under applicable Exchange Rules) who is not affiliated or associated with any Major Investor; and

(ix)        for so long as Mr. Seibly serves as Chief Executive Officer of the Corporation, he will be renominated to serve as a director of the Corporation and the Bank at the expiration of his term.

(c)          In the event of any inconsistency between any provision of this Article IV, Section 4.16 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article IV, Section 4.16 shall control.  Until the Expiration Time, the provisions of this Article IV, Section 4.16 may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted (and any of the foregoing, or any corresponding modification, amendment, repeal or inconsistent provision of the Corporation’s other constituent documents, may be proposed or recommended by the Board of Directors for approval by the shareholders of the Corporation), only by the affirmative vote of at least two-thirds of the full Board of Directors.

EXHIBIT C

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between EverBank, National Association, a national banking association (“EverBank, N.A.”), and WaFd Bank, a Washington state-chartered bank (“WaFd Bank”).

WITNESSETH:

WHEREAS, EverBank, N.A. is a national banking association, with its main office located in Jacksonville, Florida, all the issued and outstanding capital stock of which is owned directly by EverBank Financial Corp, a Delaware corporation (“EverBank”), and has authorized capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share;

WHEREAS, WaFd Bank is a Washington state-chartered bank, with its main office located in Seattle, Washington, all the issued and outstanding capital stock of which is owned directly by WaFd, Inc., a Washington corporation (“WaFd”), and has authorized capital stock consisting of 1,000,000 shares of common stock, par value $1.00 per share;

WHEREAS, WaFd and EverBank have entered into an Agreement and Plan of Merger, dated as of September 6, 2026 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, EverBank will merge with and into WaFd (the “Merger”), with WaFd surviving the merger as the surviving corporation;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of WaFd Bank with and into EverBank, N.A., with EverBank, N.A. surviving the merger (the “Bank Merger”);

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and that this Agreement be adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the board of directors of EverBank, N.A. and the board of directors of WaFd Bank deem the Bank Merger advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01        The Bank Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), WaFd Bank shall be merged with and into EverBank, N.A. in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u, 12 U.S.C. § 1828(c) and Chapters 30A.38 and 30A.49 of the Revised Code of Washington).  At the Effective Time, the separate existence of WaFd Bank shall cease, and EverBank, N.A., as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association.

Section 1.02        Effect of the Bank Merger. At and after the Effective Time, the Bank Merger shall have the effects provided in this Agreement and applicable law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of WaFd Bank and EverBank, N.A. shall vest in the Surviving Bank, and all debts, liabilities and duties of WaFd Bank and EverBank, N.A. shall become the debts, liabilities, and duties of the Surviving Bank. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of WaFd Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of EverBank, N.A. or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.03        Closing.  The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.04       Effective Time.  On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Section 1.05      Articles of Association and Bylaws.  The national bank charter, articles of association and bylaws of EverBank, N.A. in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.06      Name and Main Office.  The name of the Surviving Bank shall be “EverBank, National Association” and the main office of the Surviving Bank shall be at 301 W. Bay Street, Jacksonville, Florida 32202.

Section 1.07        Board of Directors and Officers.  Subject to Section 6.19 (Governance Matters) of the Merger Agreement, the directors and officers of EverBank, N.A., in each case immediately prior to the Effective Time, shall, at and after the Effective Time, be the directors and officers, respectively, of the Surviving Bank, such individuals to serve in such capacity until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

2

Section 1.08      Tax Treatment.  For U.S. federal income tax purposes, it is the intention of the parties that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code.

ARTICLE II

TREATMENT OF SHARES

Section 2.01        Effect on WaFd Bank Capital Stock.  At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of WaFd Bank, all shares of WaFd Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02         Effect on EverBank, N.A. Capital Stock.  Each share of EverBank, N.A. capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

COVENANTS

Section 3.01        Further Assurances.  If at any time after the closing of the Bank Merger, the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of WaFd Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of WaFd Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of WaFd Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01        The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.
The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

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b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.
No jurisdiction, court of competent jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Bank Merger.

d.	This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of EverBank, N.A. and WaFd Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01        Termination.  This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto.  This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 5.02        Amendment.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01       Representations and Warranties.  Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02        Nonsurvival of Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.1.

Section 6.03       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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if to EverBank, N.A., to:

EverBank, National Association
301 W. Bay Street, 25 Floor
Jacksonville, FL 32202

Attention:	Mark Baum

E-mail:	[REDACTED]@everbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019

Attention:	Edward D. Herlihy
Mark F. Veblen
Steven R. Green

E-mail:	EDHerlihy@wlrk.com
MFVeblen@wlrk.com
SRGreen@wlrk.com
and

if to WaFd Bank, to:

WaFd Bank
425 Pike Street
Seattle, WA 98101

Attention:	Brent J. Beardall,
President and Chief Executive Officer

E-mail:	legal@wafd.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	Lee Meyerson
Ravi Purushotham
Louis Argentieri

E-mail:	lmeyerson@stblaw.com
rpurushotham@stblaw.com
louis.argentieri@stblaw.com

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Section 6.04        Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.

Section 6.05        Counterparts.  This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.06        Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07        Governing Law; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.08        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.09      Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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Section 6.10         Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WAFD BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

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EVERBANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

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EXHIBIT D
FORM OF LETTER OF TRANSMITTAL

EXHIBIT E
FORM OF WRITTEN CONSENT

EXHIBIT F
FORM OF SHAREHOLDERS AGREEMENT